Exhibit 10.10

LOAN AGREEMENT

Dated as of December 27, 2012

between

INLAND DIVERSIFIED LAS VEGAS CENTENNIAL CENTER, L.L.C.

as Borrower

and

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.,

as Lender

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SCHEDULES AND EXHIBITS

SCHEDULE I	Rent Roll
SCHEDULE II	Required Repairs/Deadlines For Completion
SCHEDULE III	Borrower Organizational Chart
SCHEDULE IV	Deposit Amounts
SCHEDULE V	Operating Covenants
SCHEDULE VI	TI Allowances
EXHIBIT A	Form of Payment Direction Letter
EXHIBIT B	Form of Cash Trap Guaranty

ii

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of December 27, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CANTOR COMMERCIAL REAL ESTATE LENDING, L.P., a Delaware limited partnership, having an address at 110 East 59th Street, 6th Floor, New York, New York  10022 (“Lender”), and INLAND DIVERSIFIED LAS VEGAS CENTENNIAL CENTER, L.L.C., a Delaware limited liability company, having an address at c/o Inland Diversified Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523 (together with its successors and permitted assigns, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain a loan in the original principal amount of SEVENTY MILLION FOUR HUNDRED FIFTY-FIVE THOUSAND and 00/100 DOLLARS ($70,455,000.00) from Lender pursuant to this Agreement (the “Loan”); and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1                                    Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Affiliate Assumption” has the meaning set forth in Section 5.2.10(f).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliate REIT Transferee” has the meaning set forth in Section 5.2.10(h)(v).

“Affiliated Manager” shall mean any Manager in which Borrower or Principal has, directly or indirectly, any legal, beneficial or economic interest.

“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Anchor Lease” shall mean any of the following: (a) the Wal-Mart Lease, (b) the Sam’s Club Lease, or (c) any Anchor Tenant Replacement Lease.

“Anchor Lease Renewal Event” shall mean a Lease Renewal Event with respect to an Anchor Lease.

“Anchor Lease Replacement Event” shall mean a Lease Replacement Event with respect to an Anchor Lease.

“Anchor Lease Space” shall mean the space demised to an Anchor Tenant under an Anchor Lease as of the Closing Date.

“Anchor Tenant” shall mean a Tenant under an Anchor Lease.

“Anchor Tenant Cash Trap Event” shall mean the Payment Date occurring in August 2020 if an Anchor Tenant notifies Borrower that it is not renewing or extending its Anchor Lease in accordance with the terms of such Anchor Lease.

“Anchor Tenant Cash Trap Period” shall be the period commencing with the occurrence of an Anchor Tenant Cash Trap Event and shall end upon the occurrence of an Anchor Lease Renewal Event and/or an Anchor Lease Replacement Event with respect to all of the Anchor Lease Space.

“Anchor Tenant Replacement Lease” shall mean a Lease resulting from an Anchor Lease Replacement Event.

“Anchor Tenant Rollover Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Anchor Tenant Rollover Reserve Commencement Date” shall mean with the Payment Date occurring in February 2020.

“Anchor Tenant Rollover Reserve Funds” shall have the meaning set forth in Section 7.7.1 hereof.

“Anchor Tenant Rollover Reserve Monthly Deposit” shall mean the amount set forth on Schedule IV.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by Borrower, on market terms and conditions, in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (a) are (i) specifically approved by Lender in connection with approving the applicable Lease, (ii) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and with respect to which Lender shall have received a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith (which leasing commission payments shall be deemed “Approved Leasing Expenses” for purposes of this Agreement so long as same are comparable to existing local market rates), or (iii) otherwise approved in writing by Lender, and (b) are substantiated by executed Lease documents and brokerage agreements.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Realpoint or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or part of the Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such Person or any portion of the Property; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law, (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a Person or of the whole or any substantial part of its property or assets or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs:  (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Big Lots Lease” shall mean that certain Lease, dated August 8, 2012, between Borrower (as successor-in-interest), as landlord, and PNS Stores, Inc., doing business as Big Lots, as tenant, demising a portion of the Property, as the same may have been amended or modified prior to the date hereof and may hereafter be amended or modified in accordance with the terms of this Agreement.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following institutions is not open for business:  (i) banks and savings and loan institutions in New York, New York, (ii) the trustee under a Securitization (or, if no Securitization has occurred, Lender), (iii) any Servicer, (iv) the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds, (v) the New York Stock Exchange or (vi) the Federal Reserve Bank of New York.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including, without limitation, expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2(a) hereof.

“Cash Management Agreement” shall mean that certain Deposit Account Agreement, dated as of the date hereof, by and among Borrower, Manager, Deposit Bank and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Period” shall be deemed to

(a) commence upon:

(i) the commencement of any Cash Trap Period; or

(ii) the failure by Borrower, after the end of two (2) consecutive calendar quarters, to maintain the Debt Service Coverage Ratio of at least 1.35 to 1.0 (interest only);

and

(b) end upon Lender giving notice to Borrower and Clearing Bank that the Cash Management Period has ended, which notice Lender shall only be required to give if:

(i) the Loan and all other obligations under the Loan Documents have been repaid in full; or

(ii) in the case of a Cash Management Period existing as a result of the existence of a Cash Trap Period:

(A) the event giving rise to such applicable Cash Trap Period has terminated or otherwise been cured or waived by Lender,

(B) no Event of Default has occurred, and

(C) no event that would trigger another Cash Management Period has occurred, or

(iii) in the case of a Cash Management Period existing as a result of the foregoing clause (a)(ii), for two (2) calendar quarters or six (6) consecutive calendar months:

(A) no Event of Default has occurred,

(B) no event that would trigger another Cash Management Period has occurred, and

(C) the Debt Service Coverage Ratio has been at least equal to 1.45 to 1.0,

“Cash Trap Period” shall be deemed to

(a)                           commence upon:

(i)                                     the occurrence of any Event of Default; or

(ii)                                  a Significant Tenant Bankruptcy Event has occurred; or

(iii)                               a Significant Tenant Goes Dark; and

(b)                                 end upon Lender giving notice to Borrower and Clearing Bank that the Cash Trap Period has ended, which notice Lender shall only be required to give if:

(i)                                     in the case of a Cash Trap Period existing as a result of the foregoing clause (a)(i), Lender accepts a cure of the Event of Default giving rise to such Cash Trap Period and no other Event of Default has occurred which is continuing, or

(ii)                                  the Loan and all other obligations under the Loan Documents have been repaid in full; or

(iii)                               in the case of a Cash Trap Period existing as a result of the foregoing clause (a)(ii), when the amount deposited into the Excess Cash Reserve

Account is equal to the product of (A) the square footage of the spaced demised under the applicable Significant Lease(s) with respect to which a Cash Trap Event pursuant to the preceding clause (a)(ii)(x) has occurred multiplied by (B) $10; or

(iv)                              in the case of a Cash Trap Period existing as a result of the foregoing clause (a)(iii), when the amount deposited into the Excess Cash Reserve Account is equal to the product of (A) (1) the square footage of the spaced demised under the applicable Significant Lease(s) plus (2) the square footage of the spaced demised under Leases entered into by Co-Tenancy Electing Tenants multiplied by (B) $10; or

(v)                                 in the case of a Cash Trap Period existing as a result of the foregoing clause (a)(ii) or (a)(iii), Borrower has delivered a fully executed Cash Trap Guaranty.

“Cash Trap Guaranty” shall mean a partial payment guaranty executed and delivered by Guarantor substantially in the form annexed hereto as Exhibit “B” which shall guaranty to Lender a portion of the Loan in an amount equal to the product of (a) the square footage of the spaced demised under each Anchor Lease for which an Anchor Tenant Cash Trap Event has occurred multiplied by (b) $10.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Clearing Account” shall have the meaning set forth in Section 2.7.1(a) hereof.

“Clearing Account Agreement” shall mean any clearing account or deposit account control agreement to be entered into by and among Borrower, Manager, Lender and Clearing Bank in accordance with Section 2.7.1 hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.

“Clearing Bank” shall mean any Eligible Institution selected by Borrower and reasonably acceptable to Lender.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning ascribed to such term in the Security Instrument.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.  “Controlled” and “Controlling” shall have correlative meanings.

“Co-Tenancy Electing Tenant” shall mean a Tenant that, as a result of either a Significant Tenant Bankruptcy Event or a Significant Tenant Going Dark, has exercised (or delivered a notice of intent to exercise) a right under its Lease to (a) pay (or begin paying) Rent due under its Lease on a percentage basis rather than on a fixed rent basis, (b) pay (or begin paying) a reduced Rent other than the base rent otherwise due under its Lease, or (c) terminate its Lease prior to the stated expiration date of such Lease.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” as of any date, the ratio calculated by Lender of (i) the Net Operating Income for the twelve (12) month period ending with the most recently completed calendar month to (ii) the Debt Service due and payable pursuant to the Loan Documents during the succeeding twelve (12) month period (without regard to any balloon payment anticipated to be paid on the Maturity Date); provided, however, that for any determination date occurring prior to the first anniversary of the Closing Date, Net Operating Income shall be for the period commencing on the first date of the first month occurring after the Closing Date and ending with the most recently completed calendar month and annualized.

“Debt Yield” shall mean, as of any date, the amount determined by dividing the Net Operating Income for the twelve (12) month period ending with the most recently completed calendar month as of such date (as calculated by Lender) by (a) the Outstanding Principal Balance as of the date of calculation.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Interest Rate.

“Deposit Bank” shall mean Bank of America, or any successor Eligible Institution acting as “Deposit Bank” under the Cash Management Agreement.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a Federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a Federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by Federal and state authority, as applicable.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P and “P-2” by Moody’s, in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A-” by S&P and “A2” by Moody’s.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA Patriot Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Sole Member or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Entity” shall mean a corporation, partnership, limited liability company, joint venture, estate, trust or real estate investment trust.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Statutes” shall mean any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health or the environment.  The term “Environmental Statutes” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.  The term “Environmental Statutes” also includes, but is not limited to, any present and future Federal, state and local laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that (a) condition transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) require notification or disclosure of releases of Hazardous Substances or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) impose conditions or requirements in connection with permits or other authorization for lawful activity; (d) relate to nuisance, trespass or other causes of action related to the Property; or (e) relate to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the ruling issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash” shall have the meaning set forth in Section 2.7.2(b)(vii) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as the same may be amended, modified or replaced, from time to time.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“First Payment Date” shall have the meaning set forth in Section 2.3.2 hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i).

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Goes Dark”, “Go Dark”, “Going Dark” or “Gone Dark” shall mean that a Tenant has vacated, surrendered or ceased to conduct its normal business operations at substantially all of its premises demised under such Lease or has otherwise “gone dark” at such premises or has notified Borrower that it intends to vacate, surrender or cease to conduct its normal business operations at substantially all of its demised premises or otherwise “go dark”.  Temporary cessation of normal business operations for a commercially reasonable period of time in the ordinary course of business, or during renovations or during renovation following a casualty, or for purposes of inventory shall not constitute Going Dark.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (Federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from Tenants under Leases in Place, without right of offset or credit, utility charges, escalations, forfeited security deposits, interest (if any) on credit accounts and on Reserve Funds, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature and master leases to the extent rents thereunder are actually received by Borrower, but excluding (i) Rents from month-to-month Tenants (except for Rents from Tenants who have entered into short term “seasonal” Leases not exceeding 90 days), from Tenants during a free rent period or from Tenants that are included in any Bankruptcy Action until the applicable Lease has been affirmed, assumed or assigned in a manner satisfactory to Lender, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) proceeds from the sale of furniture, fixtures and equipment, (v) Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and (vi) any disbursements to Borrower from any of the Reserve Funds.

“Guarantor” shall mean Inland Diversified Real Estate Trust, Inc., a Maryland corporation.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations (Unsecured), dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall include, but is not limited to, (a) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Statutes or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Property for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Statutes, and (b) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose a threat (imminent or otherwise) to human health or the environment or adversely affect the Property.

“Home Depot Lease” shall mean that certain Ground Lease, dated February 14, 2000, as amended by First Amendment to Ground Lease, dated June 29, 2000, and as further amended by Second Amendment to Ground Lease, dated December 7, 2012, between Borrower (as successor-in-interest), as landlord, and Home Depot U.S.A., Inc., as tenant, demising a portion of the Property, as the same may have been amended or modified prior to the date hereof and may hereafter be amended or modified in accordance with the terms of this Agreement.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender and any Affiliate or designee of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnifying Person” shall mean Borrower and Guarantor, on a joint and several basis.

“Independent Director” shall mean (a) a natural Person who is not (at the time of initial appointment as director or manager, or at any time while serving as a director or manager) and is not, has never been, and will not be (at any time while serving as a director or manager):  (i) a stockholder (other than a stockholder of less than 1,000 shares in a public company or a stockholder who is the beneficiary of a blind trust), partner, member or other equity owner, director (with the exception of serving as the Independent Director, Special Member, Independent Manager or similar position of Borrower), officer, employee, attorney or counsel of Borrower, Sole Member, Guarantor or any Affiliate of Borrower, Sole Member, Guarantor, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower, Sole Member, Guarantor or any Affiliate of Borrower, Sole Member, Guarantor, (iii) a Person Controlling or under common Control with any such stockholder (other than a stockholder of less than 1,000 shares in a public company or a stockholder who is the beneficiary of a blind trust), partner, member or other equity owner, director, officer, customer, supplier or other Person, (iv) a member of the immediate family of any such stockholder (other than a stockholder of less than 1,000 shares in a public company or a stockholder who is the beneficiary of a blind trust), partner, member, equity owner, director, officer, employee, manager, customer, supplier or other Person, or (v) otherwise affiliated with Borrower, Sole Member, Guarantor or any stockholder (other than a stockholder of less than 1,000 shares in a public company or a stockholder who is the beneficiary of a blind trust), member, partner, director, officer, employee, attorney or counsel of Borrower or any Guarantor, and (b) has (i) prior experience as an independent director, independent manager or independent trustee for a corporation, a trust or a limited liability company whose charter documents required the unanimous consent of all independent directors, independent managers or independent trustees, thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable Federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with one or more nationally-recognized professional service companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies.  A natural Person who otherwise satisfies the foregoing definition other than subclause (a)(i) of this definition by reason of being the Independent Director of a Special Purpose Entity affiliated with Borrower shall not be disqualified from serving as an Independent

Director of the Borrower, provided that the fees that such individual earns from serving as Independent Director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  As used in this definition the term “nationally-recognized professional service company” shall mean Corporation Services Company, CT Corporation, Stewart Management Corporation, National Registered Agents, Inc. and Independent Director Services, Inc. and any other Person approved in writing by Lender.

“Initial Insurance Premiums Deposit” shall mean the amount set forth on Schedule IV.

“Initial Tax Deposit” shall mean the amount set forth on Schedule IV.

“Inland Member” has the meaning set forth in Section 5.2.10(h)(iii)(C).

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean (i) initially, the period commencing on and including the Closing Date and ending on and including the fifth (5th) day of the calendar month following the Closing Date, and (ii) thereafter, for any specified Payment Date including the Maturity Date, the period commencing on and including the sixth (6th) day of the calendar month prior to such Payment Date and ending on and including the fifth (5th) day of the calendar month in which such Payment Date occurs.

“Interest Rate” shall mean a fixed interest rate of 3.83150% per annum.

“Investor” shall have the meaning set forth in Section 9.1 hereof.

“Insolvency Opinion” shall mean that certain substantive non-consolidation opinion letter, dated the date hereof, in connection with the Loan.

“Key Principal” shall mean Inland Diversified Real Estate Trust, Inc., a Maryland corporation.

“Key Principal Acquisition” shall mean the acquisition by Key Principal of any third-party Person whether by merger, stock purchase, asset purchase or any other manner.

“Key Principal Controlled Party” shall mean an Entity Controlled by the Key Principal.

“Key Principal Merger (Affiliate)” shall mean the merger or other business combination of Key Principal with any of the following entities: (a) Inland American Real Estate Trust, Inc., a Maryland corporation, (b) Inland Real Estate Investment Corporation, a Delaware corporation, (c) Retail Properties of America, Inc., f/k/a Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, (d) Inland Diversified Real Estate Trust, Inc., a Maryland corporation, (e) Inland Real Estate Corporation, a Maryland corporation, (f) Inland Real Estate Income Trust, Inc., a Maryland corporation, and (g) any other real estate investment trust sponsored by Inland

Real Estate Investment Corporation, or (h) any other Entity composed entirely of any of the foregoing, by merger or other business combination.

“Knowledge” with respect to any Person shall mean the actual knowledge of such Person based upon commercially reasonable due diligence, investigation and inquiry of the statement or matter which is being represented, certified or attested to.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and each estoppel certificate or other similar writing provided by any Person with respect thereto, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Renewal Event” shall mean Lender’s receipt of evidence in form and substance reasonably satisfactory to Lender that a Tenant has exercised its right to extend its Lease (in such event such Tenant hereafter referred to as a “Renewal Tenant”) in accordance with the terms of such Lease or otherwise renewed such Lease on terms reasonably acceptable to Lender.  Such evidence shall include, without limitation, delivery to Lender of (A) a fully executed copy of each document, instrument or agreement evidencing the exercise by the applicable Renewal Tenant of its extension right under the applicable Lease or other documentation extending the term of such Lease on terms reasonably acceptable to Lender, (B) an Officer’s Certificate certifying that (1) the applicable Renewal Tenant is in possession of all of the space demised pursuant to the applicable Lease, (2) the applicable Renewal Tenant is in occupancy of and is open for business in such space and is paying full contractual rent without right of offset or credit pursuant to the terms of the applicable Lease, (3) Borrower has received no notice that the applicable Renewal Tenant will be vacating the space demised under the applicable Lease, and (vi) the applicable Renewal Tenant (or its respective corporate parent) is not the subject of any Bankruptcy Action unless the Lease of the applicable Renewal Tenant has been affirmed, assumed, or assigned in a manner reasonably satisfactory to Lender, and (C) a tenant estoppel certificate from the applicable Renewal Tenant which shall be in form and substance reasonably satisfactory to Lender and provide, among other things, that the applicable Renewal Tenant, (i) is occupying all of the space demised under the applicable Lease, is open for business in such space and is paying full contractual rent without right of offset or credit pursuant to its Renewal Lease, (ii) all of the obligations of Borrower under the applicable Lease which are required to be fulfilled as of the date of the tenant estoppel certificate have been duly performed and completed including, without limitation, any obligations of Borrower to make or to pay or reimburse for any tenant improvements and leasing commissions or such amounts have been reserved for in accordance with the terms of this Agreement, (iii) has accepted the improvements described in the applicable Lease, if any, and that such improvements have been constructed in accordance with the plans and specifications therefor, if any, (iv) is not then entitled to any concession or rebate of rent or other charges from time to time due and payable under the applicable Lease or otherwise states the date on which any such concessions or rebates of rent or other charges granted pursuant to the applicable Lease will have been fully exhausted, (v) that there are no unpaid or unreimbursed construction or other allowances or other offsets due to the applicable Renewal Tenant under the applicable Lease which are then due and payable, and (vi) that there are no defaults by either party under the applicable Lease.

“Lease Replacement Event” shall mean with respect to any Lease, Lender’s receipt of evidence in form and substance satisfactory to Lender in its reasonable discretion that one or more replacement tenants satisfactory to Lender in its reasonable discretion (collectively, the “Replacement Tenant”) has entered into a Lease or Leases, as applicable, of the space currently demised to a Tenant, in form and substance satisfactory to Lender and in accordance with Section 5.1.20 hereof (collectively, the “Replacement Lease”).  Such evidence shall include, without limitation, delivery to Lender of (A) a copy of each fully executed Replacement Lease certified to be a true, correct and complete copy of such Replacement Lease by an officer of Borrower; (B) an Officer’s Certificate from Borrower confirming that: (1) each Replacement Tenant has accepted possession of the premises demised under its respective Replacement Lease, (2) each Replacement Tenant in occupancy of the space demised under its respective Replacement Lease and is open for business and is paying full unabated base rent without right of offset or credit in accordance with its respective Replacement Lease, (3) Borrower has received no notice that a Replacement Tenant will be vacating any of the space demised pursuant to a Replacement Lease or terminating its respective Replacement Lease, (4) no Replacement Tenant (or its corporate parent) is the subject of a Bankruptcy Action, (5) that the tenant improvements described in each Replacement Lease have been constructed in accordance with the plans and specifications therefor and have been accepted by the applicable Replacement Tenant, and (6) that all construction costs, tenant improvement allowances or other offsets and leasing commissions incurred or anticipated to be incurred in connection with each Replacement Lease have been paid in full or reserved for in accordance with the terms of this Agreement; and (C) a tenant estoppel certificate from each Replacement Tenant which shall be in form and substance reasonably satisfactory to Lender and provide, among other things, (i) that such Replacement Tenant is occupying all of the space demised under its respective Replacement Lease, is open for business and is paying full unabated base rent in accordance with its respective Replacement Lease, (ii) that all of the obligations of Borrower under its respective Replacement Lease which are required to be fulfilled as of the date of the tenant estoppel certificate, have been duly performed and completed including, without limitation, any obligations of Borrower to make or to pay or reimburse the Replacement Tenant for any tenant improvements and leasing commissions, (iii) that the improvements described in its respective Replacement Lease have been constructed in accordance with the plans and specifications therefor and have been accepted by such Replacement Tenant, (iv) that such Replacement Tenant is not then entitled to any concession or rebate of rent or other charges from time to time due and payable under the applicable Replacement Lease or otherwise states the date on which any such concessions or rebates of rent or other charges granted pursuant to the applicable Replacement Lease will have been fully exhausted (and Borrower acknowledges that the applicable Cash Management Period, if any, shall not end until such date), (v) that there are no unpaid or unreimbursed construction or other allowances or other offsets due to such Replacement Tenant under the applicable Replacement Lease which are then due and payable, and (vi) that there are no defaults by either party under the applicable Replacement Lease.

“Leases In Place” each Lease (i) under which a Tenant has accepted and is in possession of the premises demised pursuant to such Lease, (ii) under which the applicable Tenant is in occupancy and has commenced paying the then current monthly Rent (less any rent abatement), annualized, pursuant to the applicable Lease, (iii) with respect to which Borrower has not received notice that the Tenant will be vacating the demised premises or terminating the applicable Lease, (iv) that will not be expiring within six (6) months from the date of any calculation relating to or determination of Leases in Place (unless such Lease has been renewed or extended), (v) that if entered into after the date of this Agreement, is pursuant to a written Lease that satisfies the requirements of this Agreement, (vi) under which the Tenant is not in default, and (vii) under which the Tenant (or its parent, if applicable) is not the subject of any Bankruptcy Action unless such Lease has been affirmed, assumed, or assigned in a manner reasonably satisfactory to Lender.

“Legal Requirements” shall mean all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, any Environmental Statutes, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any material way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender’s Review” shall mean the review by Lender of a proposed Transfer which review shall encompass various factors, including, but not limited to, the proposed transferee’s and/or indemnitee’s creditworthiness, financial strength, and real estate management and leasing expertise, Lender’s lending exposure to the proposed transferee (or any Person(s) owning an interest in said proposed transferee) as well as the proposed Transfer’s effect on the Property, Borrower, and other security for the Loan.

“Liabilities” shall have the meaning set forth in Section 9.2 hereof.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting Borrower, the Property, or any portion thereof or any interest therein, or any direct or indirect interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” shall have the meaning ascribed to such term in the Guaranty.

“Loan” shall have the meaning set forth in the recitals hereof.

“Loan Amount” shall mean $70,455,000.00.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Clearing Account Agreement, the Cash Management Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the fair market value of the Property, as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Major Lease” shall mean any of the following: (a) the Ross Lease, (b) the Michaels Lease, (c) the Office Max Lease, (d) the Big Lots Lease or (e) any Major Tenant Replacement Lease.

“Major Lease Renewal Event” shall mean a Lease Renewal Event with respect to a Major Lease.

“Major Lease Replacement Event” shall mean a Lease Replacement Event with respect to a Major Lease.

“Major Tenant” shall mean a Tenant under a Major Lease.

“Major Tenant Replacement Lease” shall mean a Lease resulting from a Major Lease Replacement Event.

“Major Tenant Rollover Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.

“Major Tenant Rollover Reserve Event” shall mean with respect to any Major Lease, the earlier of (a) the date that a Major Tenant notifies Borrower that it is terminating (or intends to terminate) its Major Lease prior to the expiration date set forth in such Major Lease, (b) [Reserved], (c) with respect to the Ross Lease, the Payment Date occurring in September 2016 if by such date, the Tenant under the Ross Lease has not extended the term of the Ross Lease in accordance with the terms thereof, (d) with respect to the Michaels Lease, the Payment Date occurring in October 2017 if by such date, the Tenant under the Michaels Lease has not extended the term of the Michaels Lease in accordance with the terms thereof, (e) with respect to the Office Max Lease, the Payment Date occurring in April 2016 if by such date, the Tenant under the Office Max Lease has not extended the term of the Office Max Lease in accordance with the terms thereof, (f) with respect to the Big Lots Lease, the Payment Date occurring in November 2019 if by such date, the Tenant under the Big Lots Lease has not extended the term of the Big Lots Lease in accordance with the terms thereof, (g) the date that any Major Tenant (other than a

Significant Tenant) becomes the subject of a Bankruptcy Action; or (h) the date that any Major Tenant (other than a Significant Tenant) Goes Dark.

“Major Tenant Rollover Reserve Funds” shall have the meaning set forth in Section 7.6.1 hereof.

“Major Tenant Rollover Reserve Monthly Deposit” shall mean the amount set forth on Schedule IV.

“Management Agreement” shall mean the Management Agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide property management and other services with respect to Borrower and the Property.

“Manager” shall mean Inland Diversified Real Estate Services, LLC, a Delaware limited liability company, or any other manager approved by Lender and, if and to the extent applicable, the Rating Agencies in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Change” shall mean the business, operations, prospects, property, assets, liabilities or financial condition of any applicable Person and each of their subsidiaries, taken as a whole, or in the ability of any such Person to perform its obligations under the Loan Documents has changed in a manner which could reasonably be expected to impair the value of Lender’s security for the Loan or could reasonably be expected to prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents or the Lease, as the case may be.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement, the Leases and agreements or contracts entered into in accordance with Article XI of this Agreement, as to which either (a) there is an obligation of Borrower to pay more than $400,000 per annum, or (ii) the term thereof extends beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind).

“Maturity Date” shall mean February 6, 2023 or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Michaels Lease” shall mean that certain Lease, dated February 26, 2002, between Borrower (as successor-in-interest), as landlord, and Michaels Stores, Inc., as tenant, demising a portion of the Property, as amended by Notice of Lease dated November 9, 2002, and Letter, dated August 22, 2011, as the same may have been amended or modified prior to the date hereof and may hereafter be amended or modified in accordance with the terms of this Agreement.

“Monthly Debt Service Payment Amount” shall mean a payment of all accrued but unpaid interest due in connection with the Outstanding Principal Balance on a Payment Date in accordance with Section 2.3.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean an employee benefit plan, other than a Multiemployer Plan, to which Borrower or any ERISA Affiliate, and one or more employers other than Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Account” shall have the meaning set forth in Section 6.4(b)(ii) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Worth” shall have the meaning ascribed to such term in the Guaranty.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.4(a) hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of SEVENTY MILLION FOUR HUNDRED FIFTY-FIVE THOUSAND and 00/100 DOLLARS ($70,455,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Occupancy Rate” shall with respect to the Property mean, as of the date of its calculation, the ratio of (i) the aggregate rentable square footage of the Property that is subject to Leases In Place as of the date of such calculation to (ii) the aggregate rentable square footage of the Property as of the date of such calculation.

“OFAC” shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Office Max Lease” shall mean that certain Lease, dated October 3, 2000, between Borrower (as successor-in-interest), as landlord, and OfficeMax, Inc., as tenant, demising a portion of the Property, as amended by Rent Commencement Date Letter, dated February 12, 2002, as the same may have been amended or modified prior to the date hereof and may hereafter be amended or modified in accordance with the terms of this Agreement.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of (i) the general partner or manager of Borrower or (ii) Manager, provided Borrower agrees that such shall be deemed to be signed and bind Borrower.

“Open Prepayment Date” shall mean the date which is the Payment Date occurring three (3) months prior to the Maturity Date.

“Operating Covenants” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, each of those agreements more specifically described on Schedule V.

“Operating Expenses” shall mean, for any period, the greater of (i) the total of all expenditures, computed in accordance with GAAP (or such other accounting method acceptable to Lender), of whatever kind relating to the operation, maintenance and management of the Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance insurance, license fees, Taxes, Other Charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, debt service, Capital Expenditures, and (ii) the Underwritten Stabilized Expense Amount (pro rated as necessary for such period).

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, any “common expenses” or expenses allocated to and required to be paid by Borrower under the Operating Covenants, if any, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower or Guarantor contained in any other Loan Document; (c) the payment of all costs, expenses, legal fees and liabilities incurred by Lender in connection with the enforcement of any of Lender’s rights or remedies under the Loan Documents, or any other instrument, agreement or document which evidences or secures any other Obligations or collateral therefor, whether now in effect or hereafter executed; and (d) the payment, performance, discharge and satisfaction of all other liabilities and obligations of Borrower and/or Guarantor to Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation, each liability and obligation of Borrower and Guarantor under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to herein or therein or executed in connection with the transactions contemplated hereby or thereby.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Payment Date” shall mean, commencing with the First Payment Date, the sixth (6th) day of each calendar month during the term of the Loan until and including the Maturity Date or, for purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if such day is not a Business Day, the immediately preceding Business Day.

“Payment Direction Letter” shall mean an irrevocable written notice in a form substantially similar to Exhibit A attached hereto.

“Permitted Affiliate REIT” has the meaning set forth in Section 5.2.10(h)(vi).

“Permitted Affiliate Transferee” has the meaning set forth in Section 5.2.10(h)(iv).

“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in “Schedule B-I” of the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority which are not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Fund Manager” means any Person that on the date of determination is (i)  a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a Bankruptcy Action .

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer or the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a)                                 obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(b)                                 Federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories:  (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation;

(c)                                  deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(d)                                 commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days and (b) in one of the following Moody’s rating categories:  (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”;

(e)                                  any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(f)                                   such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.  Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index.  No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity.  All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Release Date” shall mean the date that is the later of (i) date that is the fourth (4th) anniversary of the First Payment Date, or (ii) the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds the portion of the Note last contributed to a Securitization.

“Permitted Transfer” means any of the following:  (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto and (c) any transfer permitted pursuant to Section 5.2.10.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“Physical Conditions Report” shall mean each structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which reports shall, among other things, (a) confirm that the Property and its use comply, in all material respects, with all applicable Legal Requirements (including zoning, subdivision and building codes and laws), and (b) include a copy of a final certificate of occupancy with respect to all improvements.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date.  If more than one issue of United States Treasury Securities has the remaining term to the Prepayment Rate Determination Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date.  The rate so published shall control absent manifest error.  If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, Lender shall determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Principal” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or member of Borrower, if Borrower is a limited liability company other than a Delaware single-member limited liability company that satisfies the requirements of a Special Purpose Entity.

“Prohibited Change of Control” means the occurrence of either or both of the following:  (i) the failure of Borrower to be Controlled by one or more Qualified Equityholders (individually or collectively), or (ii) the failure of any other Required SPE to be Controlled by the same Qualified Equityholder(s) that Control Borrower.

“Prohibited Pledge” shall mean any direct or indirect pledge or encumbrance of any equity interest in or right to distributions from Borrower or Sole Member in favor of any Person except any pledge of direct or indirect equity interests in and rights to distributions from a Qualified Equityholder and the issuance of direct or indirect preferred equity interests in a Qualified Equityholder.

“Prohibited Transaction” shall mean any action or transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA or Section 4975 of the Code.

“Property” shall mean the real property commonly known as Centennial Center and consisting of an approximately 848,065 square foot retail center located at SWC Highway 95 and I-215 Beltway, Las Vegas, Nevada 89149, and more fully described in the Security Instrument, together with the buildings and other Improvements located thereon.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, Borrower, Guarantor and/or Manager.

“Qualified Equityholder” means:

(1)                                 prior to the four (4) month anniversary of the Closing Date, (i) Key Principal, (ii) Intentionally Omitted, (iii) Affiliate REIT Transferee, (iv) Permitted Affiliate Transferee, and (v) Inland Member and Substitute Member following a transfer completed pursuant to Section 5.2.10(h)(iii) herein; and

(2)                                 from and after the four (4) month anniversary of the Closing Date, (i) Key Principal, Affiliate REIT Transferee, Permitted Affiliate Transferee, and Inland Member and Substitute Member following a transfer completed pursuant to Section 5.2.10(f) herein, (ii) any Person (other than one referred to in the preceding clause (i) or the subsequent clause (iii) approved by Lender with respect to which the Rating Condition is satisfied, or (iii) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (iii) that such Person (x) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $250,000,000 (in both cases, exclusive of the Property), and (y) is regularly engaged in the business of owning, investing in and operating comparable properties in major metropolitan areas.

“Qualified Manager” shall mean either (a) Manager or (b) in the reasonable judgment of Lender, a reputable and experienced management organization which is either (x) an organization (or its principals who will have primary responsibility for the day-to-day management of the Property) possessing at least five (5) years experience in managing and is actively managing at least three (3) properties similar in scope, size, use and value to the scope, size, use and value of the Property, or (y) otherwise approved by Lender, provided, that (i) such Person shall have entered into a Replacement Management Agreement and Assignment of Management Agreement, (ii) following a Securitization of the Loan, Borrower shall have obtained a Rating Agency Confirmation from each Approved Rating Agency with respect to the change of management of the Property, and (iii) if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion in form acceptable to Lender and each Approved Rating Agency.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Realpoint or any other nationally recognized statistical rating agency which has assigned a rating to the Securities and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Securities (excluding unsolicited ratings).

“Rating Agency Confirmation” shall mean a written affirmation from a Rating Agency that the credit rating of the Securities issued by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Rating Condition” means, with respect to any proposed action, the receipt by Lender of a Rating Agency Confirmation that such action shall not result, in and of itself, in a downgrade, withdrawal, or qualification of any rating then assigned to any outstanding Securities; except that if all or any portion of the Loan has not been Securitized pursuant to a Securitization rated by the Rating Agencies, then “Rating Condition” shall instead mean the receipt of prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been Securitized pursuant to a Securitization or series of Securitizations rated by such Rating Agencies), and (y) Lender in its sole discretion.  No Rating Condition shall be regarded as having been satisfied unless and until any conditions imposed on the effectiveness of any confirmation from any Rating Agency shall have been satisfied.  Lender shall have the right in its sole discretion to waive a Rating Condition requirement with respect to any Rating Agency that Lender determines has declined to review the applicable proposal. THE MATTER DESCRIBED HEREIN SHALL BE DEEMED APPROVED IF RATING AGENCY DOES NOT RESPOND TO THE CONTRARY WITHIN THIRTY (30) BUSINESS DAYS OF RATING AGENCY’S RECEIPT OF THIS WRITTEN NOTICE.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“Related Entities” shall have the meaning specified in Section 5.2.10(f)(x) hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents (including additional rents of any kind and percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any of their agents or employees from any and all sources arising from or attributable to the Property, and the Improvements, including charges for oil, gas, water, steam, heat, ventilation, air-conditioning, electricity, license fees, maintenance fees, charges for Taxes, operating expenses or other amounts payable to Borrower (or for the account of Borrower), revenues from telephone services, vending, and all receivables, customer obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager, or any of their respective agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Lease” shall have the meaning set forth in the definition of “Lease Replacement Event”.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement or (ii) a property management agreement with a Qualified Manager which is reasonably acceptable to Lender in form and substance, provided that, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation from each Approved Rating Agency with respect to each such management agreement; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Tenant” shall have the meaning set forth in the definition of “Lease Replacement Event”.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Required SPE” means Borrower and a Special Purpose Equityholder, if any.

“Required Records” shall have the meaning set forth in Section 5.1.11(k) hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Amount” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Escrow Account, the Excess Cash Reserve Account, the Net Proceeds Account, the Replacement Reserve Account, the Rollover Reserve Account, the Major Tenant Rollover Reserve Account, the Anchor Tenant Rollover Reserve Account, the TI Reserve Account and any other escrow or reserve account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Excess Cash Reserve Funds, the Replacement Reserve Funds, the Rollover Reserve Funds, the Major Tenant Rollover Reserve Funds, the Anchor Tenant Rollover Reserve Funds, the TI Reserve Funds and any other escrow or reserve fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Principal, Guarantor and any Affiliated Manager, and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner, agent or employee of, Borrower, Guarantor, any Affiliated Manager or any non-member manager, provided that “Restricted Party” shall not include any of the foregoing Persons or any Person if such Person is publicly traded company.

“Retention Amount” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“RICO” shall mean the Racketeer Influenced and Corrupt Organizations Act.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Monthly Deposit” shall mean the amount set forth on Schedule IV.

“Ross Lease” shall mean that certain Lease, dated January 5, 2001, between Borrower (as successor-in-interest), as landlord, and Ross Stores, Inc., as tenant, demising a portion of the Property, as amended by First Amendment to Lease, dated February 5, 2007, and Second Amendment to Lease, dated February 24, 2012, as the same may have been amended or modified prior to the date hereof and may hereafter be amended or modified in accordance with the terms of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of an option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Sale Request” shall have the meaning set forth in Section 2.6.1 hereof.

“Sam’s Club Lease” shall mean that certain Lease dated January 24, 2000, as amended by First Addendum to Sam’s Club Ground Lease, executed April 11, 2011, by tenant and May 2, 2011 by landlord, between Borrower (as successor-in-interest), as landlord, and Sam’s Real Estate Business Trust, as tenant, demising a portion of the Property, as the same may have been amended or modified prior to the date hereof and may hereafter be amended or modified in accordance with the terms of this Agreement.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as the same shall be amended from time to time.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Instrument” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.1.2(c) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Significant Lease” shall mean any of the following: (a) the Wal-Mart Lease, (b) the Sam’s Club Lease, (c) Home Depot Lease, or (d) any Significant Tenant Replacement Lease.

“Significant Lease Renewal Event” shall mean a Lease Renewal Event with respect to a Significant Lease.

“Significant Lease Replacement Event” shall mean a Lease Replacement Event with respect to a Significant Lease.

“Significant Lease Replacement Lease” shall mean a Lease resulting from a Significant Tenant Replacement Event.

“Significant Lease Space” shall mean the space demised to a Significant Tenant under an Significant Lease as of the Closing Date.

“Significant Tenant” shall mean a Tenant under a Significant Lease.

“Significant Tenant Bankruptcy Event” shall mean a Significant Tenant has become the subject of a Bankruptcy Action.

“Single Member LLC” means a limited liability company that either (x) has only one member, or (y) has multiple members, none of which is a Special Purpose Equityholder.

“Sole Member” shall mean Inland Territory, L.L.C., a Delaware limited liability company.

“Special Purpose Entity” means a Person that:

(a)                                 was formed under the laws of the State of Delaware solely for the purpose of acquiring and holding (i) in the case of Borrower, an ownership interest in the Property, or (ii) in the case of a Special Purpose Equityholder, an ownership interest in Borrower;

(b)                                 has not, does not and will not engage in any business unrelated to (i) the Property, or (ii) in the case of a Special Purpose Equityholder, its ownership interest in Borrower;

(c)                                  has not, does not and will not own any assets other than those related to (i) its interest in the Property, or (ii) in the case of a Special Purpose Equityholder, its ownership interest in Borrower (and in the case of Borrower, does not and will not own any assets on which Lender does not have a Lien, other than Excess Cash that has been released to Borrower pursuant to the terms hereof);

(d)                                 has not, does not and will not have any Indebtedness (including loans, whether or not such loans are evidenced by a written agreement) other than, (i) in the case of Borrower, (A) the Loan, (B) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed two percent (2%) of the original principal amount of the Loan, in the aggregate, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (C) such other liabilities that are permitted pursuant to this Agreement, or (ii) in the case of a Special Purpose Equityholder, reasonable and customary administrative expenses and state franchise taxes;

(e)                                  has maintained, maintains and will maintain books, accounts, records, financial statements, stationery, invoices and checks that are separate and apart from those of any other Person (except that (y) such Person’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an affiliate of such Person in accordance with GAAP, provided that (i) any such consolidated financial statements do not suggest in any way that such Person’s assets are available to satisfy the claims of its affiliate’s creditors and (ii) such assets shall also be listed on such Person’s own separate balance sheet, and (z) operating revenue from the Property may be held in an Eligible Account maintained by the Manager on behalf of Borrower and wholly-owned subsidiaries of Key Principal wherein the funds attributable to the Property can be identified through a book-entry subaccount and applied in accordance with the terms of this Agreement);

(f)                                   was, is and will be subject to and complied, complies and will comply with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date;

(g)                                  has held, holds and will hold itself out as being a Person separate and apart from each other Person and not as a division or part of another Person;

(h)                                 has conducted, conducts and will conduct its business in its own name;

(i)                                     exercised, exercises and will exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and maintains an arm’s-length relationship with its affiliates;

(j)                                    has paid, pays and will its own liabilities out of its own funds, including the salaries of its own employees, if any (provided that the foregoing shall not require such Person’s equityholders to make any additional capital contributions to such Person) and reasonably allocates any overhead that is shared with an affiliate, including paying for shared office space and services performed by any officer or employee of an affiliate;

(k)                                 has maintain, maintains and will maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(l)                                     other than its organizational documents and capital contributions and distributions permitted under the terms thereof, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (ii) in connection with this Agreement;

(m)                             has maintained, maintains and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(n)                                 has observed, observes and will observe all applicable entity-level formalities in all material respects;

(o)                                 has not, does not and will not commingle its assets with those of any other Person and has held, holds and will hold its assets in its own name, provided, absent a continuing Cash Management Period, operating revenue from the Property may be held in an Eligible Account maintained by the Manager on behalf of Borrower and wholly-owned subsidiaries of Key Principal wherein the funds attributable to the Property can be commingled with other funds belonging to the other wholly owned subsidiaries of Key Principal so long as such funds attributable to the Property can be identified through a book-entry subaccount and applied in accordance with the terms of this Agreement;

(p)                                 has not, does not and will not assume, guarantee or become obligated for the debts of any other Person, and does not hold out its credit as being available to satisfy the obligations or securities of others;

(q)                                 has not, does not and will not acquire obligations or securities of its direct or indirect equityholders;

(r)                                    has not, does not and will not pledge its assets for the benefit of any other Person and has not, does not and will not make any loans or advances to any other Person;

(s)                                   has maintained, maintains and intends to maintain adequate capital in light of its contemplated business operations for the following thirty (30) day period unless the failure to maintain adequate capital is due to an insufficiency in Gross Income from Operations (provided that the foregoing shall not require Key Principal or such Person’s partners, members or shareholders to make any additional capital contributions to such Person);

(t)                                    has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law and, if it is a corporation, has not filed and shall not file a consolidated Federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns, or is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable laws;

(u)                                 if (i) such entity is a Single Member LLC, has organizational documents that provide that upon the occurrence of any event (other than a permitted equity transfer) that causes its sole member to cease to be a member while the Loan is outstanding, its special member shall automatically be admitted as the sole member of the Single Member LLC and shall preserve and continue the existence of the Single Member LLC without dissolution, or (ii) if such entity is a limited liability company but not a Single Member LLC, has had, now has and will have at least one member that is a Special Purpose Entity (A) that is a corporation (B) that has at least two (2) Independent Directors, and (3) that directly owns at least one-half of one percent (0.5%) of the equity of the limited liability company (or 0.1%) if the limited liability company is a Delaware entity;

(v)                                 has by-laws or an operating agreement, or has a Special Purpose Equityholder with by-laws or an operating agreement, which provides that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

(i)                                     the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (and, in the case of a Special Purpose Equityholder, the assets of Borrower);

(ii)                                  the engagement by such Person (and, in the case of a Special Purpose Equityholder, the engagement by Borrower) in any business other than the acquisition, development, management, leasing, ownership, maintenance and operation of the Property and activities incidental thereto (and, in the case of a Special Purpose Equityholder, activities incidental to the acquisition and ownership of its interest in Borrower);

(iii)                               the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person, admitting in writing in an insolvency proceeding such Person’s inability to pay its debts generally as they become due, or the taking of any action in furtherance of any of the foregoing, in each case, in respect of itself or, in the case of a Special Purpose Equityholder, in respect of Borrower without the affirmative vote of its members, partners or owners; and

(iv)                              any amendment or modification of any provision of its (and, in the case of a Special Purpose Equityholder, Borrower’s) organizational documents relating to qualification as a “Special Purpose Entity”;

(w)                               has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(x)                                 does not and will not have any of its obligations guaranteed by any Affiliate except as provided in the Loan Documents;

(y)                                 has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts except as permitted under the Loan Documents; and

(z)                                  if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions.

“Special Purpose Equityholder” means a Special Purpose Entity that (x) is a limited liability company or corporation formed under the laws of the State of Delaware, (y) owns at least a 1% direct equity interest in Borrower, and (z) serves as the general partner or managing member of Borrower. As of the Closing Date, based on Borrower’s existing organizational structure, a Special Purpose Equityholder is not required.

“Sponsor(s)” shall mean Inland Diversified Real Estate Trust, Inc.

“Sponsor Controlled Party” shall mean an entity Controlled by the Sponsor(s).

“Springing Recourse Event” shall have the meaning ascribed to such term in Section 3.1(c) hereof.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Substitute Member” has the meaning set forth in Section 5.2.10(h)(3).

“Successor Borrower” means a Special Purpose Entity that is Controlled by one or more Qualified Equityholders.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Taxes” shall mean all taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against (a) the Property or part thereof, together with all interest and penalties thereon and (b) against the rents, issues, income or profits thereof or upon the lien or estate hereby created, whether any or all of said taxes, assessments or charges be levied directly or indirectly or as excise taxes or ad valorum real estate or personal property taxes or as income taxes.

“Tenant” shall mean the lessee of all or any portion of the Property under a Lease.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“TI Reserve Account” shall have the meaning set forth in Section 7.9.1 hereof.

“TI Reserve Deposit” shall mean the amount set forth on Schedule IV.

“TI Reserve Funds” shall have the meaning set forth in Section 7.9.1 hereof.

“Title Company” shall mean the title insurance company which issued the Title Insurance Policy.

“Title Insurance Policy” shall mean, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) with respect to the Property and insuring the lien of the Security Instrument encumbering the Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a forty-nine percent (49%) or greater economic and voting interest in Transferee.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State in which the Property is located; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State in which the Property is located (“Other UCC State”), “UCC” means the Uniform Commercial Code as in effect in such Other UCC State for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.

“Underwritten Stabilized Expense Amount” shall mean the annual amount set forth on Schedule IV.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Wal-Mart Lease” shall mean that certain Lease, dated January 24, 2000, between Borrower (as successor-in-interest), as landlord, and Wal-Mart Real Estate Business Trust, as tenant, demising a portion of the Property, as the same may have been amended or modified prior to the date hereof and may hereafter be amended or modified in accordance with the terms of this Agreement.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal balance of the Loan to be prepaid or satisfied (the “Minimum Premium Amount”; provided that following the occurrence and during the continuance of an Event of Default, the Minimum Premium Amount shall be equal to three percent (3%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2                                    Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS

Section 2.1                                    Loan Commitment; Disbursement to Borrower.

2.1.1                     Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan on the Closing Date.

2.1.2                     Single Disbursement to Borrower.  Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.  Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3                     The Note, Security Instrument and Loan Documents.  The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.

2.1.4                     Use of Proceeds.  Borrower shall use the proceeds of the Loan to (a) finance the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, and (f) distribute the balance, if any, to Borrower for business purposes.

Section 2.2            Interest Rate.

2.2.1       Interest Rate. Subject to Section 2.2.4 hereof, interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate.

2.2.2       Interest Calculation.  With respect to any applicable period, interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the average Outstanding Principal Balance in effect for the applicable period as calculated by Lender.

2.2.3       Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect thereof and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.  The foregoing and other provisions contained herein and in the Loan Documents may result in a compounding of interest and Borrower consents thereto pursuant to the provisions of Nevada Revised Statutes Section 99.050 to the extent applicable.

2.2.4       Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3            Debt Service Payments.

2.3.1       Payments Generally.  For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.2       Monthly Debt Service Payment.  On the Closing Date, Borrower shall make a payment of interest only for the period commencing on and including the Closing Date through and including January 5, 2013.  Interest only shall be payable in monthly installments beginning on February 6, 2013 (the “First Payment Date”) and continuing thereafter on each subsequent Payment Date up to and including the Maturity Date.

2.3.3       Payment on Maturity Date.  Borrower shall pay to Lender not later than 3:00 P.M., New York City time, on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.3.4       Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents, excluding the payment of principal due on the Maturity Date, is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum, and (b) the Maximum Legal Rate, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.3.5       Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in Dollars in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.  Any prepayments required to be made hereunder or under the Cash Management Agreement by Lender or Servicer out of the Cash Management Account shall be deemed to have been timely made for purposes of this Section 2.3.5.

Section 2.4            Prepayments.

2.4.1       Voluntary Prepayments.

(a)         No Prepayments.  Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b)           Permitted Prepayment.  Borrower shall have the right to prepay in full, but not in part except as specifically permitted under Section 2.6 hereof, the entire Outstanding Principal Balance on any Business Day after the Permitted Release Date provided that Borrower gives Lender at least thirty (30) days prior written notice thereof and such prepayment is accompanied by (a) all accrued and unpaid interest on the Outstanding Principal Balance prepaid, (b) the Yield Maintenance Premium and (c) all other amounts due under the Note, this Agreement, or any of the other Loan Documents.  In addition, if any such prepayment is not made on a Payment Date, Borrower shall also pay interest on the principal amount so prepaid through the next succeeding Payment Date.

(c)           Open Prepayment.  On the Open Prepayment Date, or on any Payment Date thereafter, so long as no Event of Default has occurred and is continuing, Borrower may, at its option and upon not less than thirty (30) days irrevocable prior written notice to Lender, prepay the entire Outstanding Principal Balance provided that such prepayment is accompanied by (a) all accrued and unpaid interest on the Outstanding Principal Balance prepaid and (b) all other amounts due under the Note, this Agreement, or any of the other Loan Documents, without payment of the Yield Maintenance Premium.  In addition, if for any reason Borrower prepays the Loan on a day other than a Payment Date, Borrower shall also pay interest on the principal amount so prepaid through the next succeeding Payment Date.

2.4.2       Mandatory Prepayments.  Following any Casualty or Condemnation, on the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion.  Additionally, so long as no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.  Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan and shall not in any event reduce or otherwise change the Monthly Debt Service Payment Amount.

2.4.3       Prepayments Made While an Event of Default Exists.  If, following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower for any reason or otherwise recovered by Lender (including, without limitation, through acceleration or the application of any Reserve Funds or Net Proceeds), such tender or recovery shall include (a) interest at the Default Rate on the outstanding principal amount of the Loan from the date such Event of Default occurred through the end of the Interest Period related to the Payment Date next occurring following the date of such tender or recovery, or if such tender or recovery occurs on a Payment Date, through and including the Interest Period related to such Payment Date and (b) an amount equal to the applicable Yield Maintenance Premium.  Borrower acknowledges that it has agreed on the Yield Maintenance Premium set forth herein by negotiation, with representation by counsel.  Borrower expressly agrees (i) that the Yield Maintenance Premium provided for herein is reasonable, (ii) that there has been consideration given to Borrower in this transaction for its agreement to pay such Yield Maintenance Premium, and (iii) that it shall be estopped hereafter from disputing the validity or reasonableness of the Yield Maintenance Premium set forth herein.

Section 2.5            Release Upon Payment in Full.  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instruments and the Assignments of Leases and Rents and the Lien of this Agreement upon the Clearing Account, the Deposit Account, all Reserve Funds and all other security interests granted herein and under the Loan Documents and remit any remaining Reserve Funds to Borrower.

Section 2.6            No Release of Lien.  Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument.  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms of this Agreement and the other Loan Documents, release the Lien of the Security Instrument.

Section 2.7            Cash Management.

2.7.1       Clearing Account.

(a)           Borrower shall establish and maintain a segregated Eligible Account (the “Clearing Account”) with the Clearing Bank in trust for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender.  The Clearing Account shall be entitled “INLAND DIVERSIFIED LAS VEGAS CENTENNIAL CENTER, L.L.C., as pledgor, for the benefit of Cantor Commercial Real Estate Lending, L.P., as Secured Party — Clearing Account,” or such other name as required by Lender from time to time.  Borrower (i) hereby grants to Lender a first priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including, without limitation, the execution of any account control agreement required by Lender.  Borrower will not in any way alter, modify or close the Clearing Account and will notify Lender of the account number thereof.  Except as may be expressly permitted in the Clearing Account Agreement, Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account and all costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower.  All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt.

(b)           Within five (5) Business Days of the Closing Date, Borrower shall, or shall cause Manager to, deliver Payment Direction Letters to all Tenants under Leases directing such Tenants to deliver all Rents payable thereunder directly to the Clearing Account and Borrower shall, or shall cause Manager to, direct all Tenants under Leases entered into after the Closing Date to deliver all Rents payable under such new Lease directly to the Clearing Account.  Borrower shall, and shall cause Manager to, deposit into the Clearing Account within one (1) Business Day after receipt all amounts received by Borrower or Manager constituting Rents.  The Clearing Account Agreement and Clearing Account shall remain in effect until the Loan has been repaid in full.

(c)           So long as no Cash Management Period and no Event of Default shall have occurred and be continuing, amounts on deposit in the Clearing Account shall be transferred to an account designated by Borrower in accordance with the terms of the Clearing Account Agreement.  During any Cash Management Period, Borrower shall cause the Clearing Bank to transfer to the Cash Management Account in immediately available funds by Federal wire transfer all amounts on deposit in the Clearing Account once every Business Day.

(d)           Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, direct Clearing Bank to immediately pay over all funds on deposit in the Clearing Account to Lender and to apply any such funds to the payment of the Debt in any order in its sole discretion.

(e)           Funds deposited into the Clearing Account shall not be commingled with other monies held by Borrower, Manager or Clearing Bank.

(f)            Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)           Borrower shall indemnify Lender and Clearing Bank and hold Lender and Clearing Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Clearing Account, the Clearing Account Agreement or the performance of the obligations for which the Clearing Account was established (unless arising from the gross negligence or willful misconduct of Lender or Clearing Bank, as applicable).

2.7.2       Cash Management Account.  (a) Lender shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Deposit Bank in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender.  The Cash Management Account shall be entitled “INLAND DIVERSIFIED LAS VEGAS CENTENNIAL CENTER, L.L.C., as pledgor, for the benefit of Cantor Commercial Real Estate Lending, L.P., as Secured Party — Cash Management Account,” or such other name as required by Lender from time to time.  Lender will also establish subaccounts of the Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”).  Borrower (i) hereby grants to Lender a first priority security interest in the Cash Management Account and the Subaccounts and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account and the Subaccounts, including, without limitation, filing or authorizing Lender to file UCC-1 financing statements and continuations thereof.  Borrower will not in any way alter, modify or close the Cash Management Account.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and the Subaccounts and all costs and expenses for establishing and maintaining the Cash Management Account and the Subaccounts shall be paid by Borrower.  All monies now or hereafter deposited into the Cash Management Account and the Subaccounts shall be deemed additional security for the Debt.

(b)           Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender (or by Deposit Bank at Lender’s direction) to the payment of the following items in the order indicated:

(i)            First, payment to Lender (for deposit in the Tax and Insurance Escrow Account) in respect of the Tax and Insurance Escrow Funds in accordance with the terms and conditions of Section 7.2 hereof, to be disbursed as set forth in this Agreement;

(ii)           Second, payment to Deposit Bank of the fees and expenses of Deposit Bank then due and payable pursuant to the Cash Management Agreement;

(iii)          Third, payment to Lender of the Monthly Debt Service Payment Amount;

(iv)          Fourth, payment to Borrower in an amount equal to the aggregate of (A) operating expenses, if any, due and payable by Borrower during the succeeding month as set forth in the Approved Annual Budget, and (B) Extraordinary Expenses, if any, approved by Lender;

(v)           Fifth, payment to Lender (for deposit in the Replacement Reserve Account) in respect of the Replacement Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.3 hereof;

(vi)          Sixth, payment to Lender (for deposit in the Rollover Reserve Account) in respect of the Rollover Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.4 hereof;

(vii)         Seventh, payment to Lender (for deposit in the Major Tenant Rollover Reserve Account) in respect of the Major Tenant Rollover Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.6 hereof;

(viii)        Eighth, payment to Lender (for deposit in the Anchor Tenant Rollover Reserve Account) in respect of the Anchor Tenant Rollover Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.7 hereof;

(ix)          Ninth, payment to Lender of any other amounts then due and payable under the Loan Documents (other than the Outstanding Principal Balance);

(x)           Tenth, if an Anchor Tenant Cash Trap Event is then continuing, payment of all amounts then remaining after payment of items (i) through (ix) (all amounts then remaining after payment of items (i) through (ix) being hereinafter referred to as “Excess Cash”) above to the Rollover Reserve Account in accordance with the terms and conditions of Section 7.4 hereof;

(xi)          Eleventh, if a Cash Trap Period (but no Anchor Tenant Cash Trap Period) is then continuing, payment of all amounts then remaining after payment of items (i) through (ix) all Excess Cash to the Excess Cash Reserve Account in accordance with the terms and conditions of Section 7.5 hereof; and

(xii)         Lastly, if no Anchor Tenant Cash Trap Period and no Cash Trap Period is then continuing, all Excess Cash to Borrower.

(c)           The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d)           Notwithstanding Section 2.7.2(b) above, following the occurrence of an Event of Default and during the continuance thereof, all funds on deposit in the Cash Management Account may be applied by Lender in such order and priority as Lender shall determine in its sole discretion until the Debt has been paid in full.

(e)           Lender may exercise in respect of the funds deposited into the Clearing Account or the Cash Management Account all rights and remedies available to Lender hereunder or under the other Loan Documents or otherwise available at law or in equity.  Without limiting the generality of the foregoing or the provisions of Section 2.7.1(b) or Section 2.7.2(d) above, upon the occurrence and during the continuance of an Event of Default, Borrower acknowledges and agrees that it will have no further right to request or otherwise require Lender to disburse funds from the Cash Management Account in accordance with the terms of this Agreement, it being agreed that Lender may, at its option, (i) direct Deposit Bank to continue to hold the funds in the Cash Management Account, (ii) continue from time to time to apply all or any portion of the funds held in the Cash Management Account to any payment(s) which such funds could have been applied to prior to such Event of Default, to the extent and in such order and manner as Lender in its sole and absolute discretion may determine, or (iii) direct Deposit Bank from time to time to disburse all or any portion of the funds held in the Cash Management Account or other Collateral then or thereafter held by Deposit Bank to Lender, in which event Lender may apply the funds held in the Cash Management Account or other Collateral to the Obligations in any order and in such manner as Lender may determine in its sole and absolute discretion.

(f)            Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, collect, appropriate, redeem, realize upon or otherwise enforce its rights with respect to the Collateral, without notice to Borrower and without the need to institute any legal action, make demand, exhaust any other remedies or otherwise proceed to enforce its rights.

(g)           No failure on the part of Lender to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Agreement or the other Loan Documents.  The remedies provided in this Agreement, the Note, and the other Loan Documents are cumulative and not exclusive of any remedies provided at law or in equity.

(h)           Borrower hereby agrees to reasonably cooperate with Lender with respect to any requested modifications to the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

2.7.3       Payments Received Under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III

EXCULPATION

Section 3.1            Exculpation.  (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Sole Member, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Security Instrument or the other Loan Documents.  The provisions of this Section 3.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (c) affect the validity or enforceability of the Guaranty or the Environmental Indemnity or any guaranty or indemnity made therein or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; or (f) constitute a prohibition against Lender seeking a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.

(b)           Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any losses, damages (including, without limitation, punitive or exemplary damages), costs, expenses, liabilities (including, without limitation, strict liability), claims, obligations, settlement payments, penalties, fines, assessments, citations, litigation, demands, defenses, judgments, suits, proceedings or other expenses of any kind whatsoever incurred or suffered by Lender (including reasonable attorneys’ fees and expenses and court costs) arising out of or in connection with the following:

(i)            fraud or knowing misrepresentation by Borrower, Guarantor, or Key Principal in connection with the Loan or the Property;

(ii)           gross negligence or willful misconduct of Borrower, Sole Member, Guarantor or Key Principal in connection with the Loan or the Property;

(iii)          breach of any material representation, warranty, covenant or indemnification provision concerning Environmental Statutes or Hazardous Substances in the Environmental Indemnity, the Loan Agreement or the Security Instrument;

(iv)          material physical waste of the Property;

(v)           removal or disposal of any material portion of the Property after an Event of Default;

(vi)          breach of any Legal Requirement (including RICO) mandating the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or any Restricted Party in connection therewith;

(vii)         any intentional misrepresentation, misleading or incorrect certification or breach of any material representation, warranty or certification contained in this Agreement or any other Loan Document or in any document executed in connection therewith, pursuant to any of the Loan Documents or otherwise to induce Lender to make the Loan, or any advance thereof, or to release monies from any account held by Lender (including any reserve or escrow) or to take other action with respect to the Collateral;

(viii)        misapplication, misappropriation or conversion by Borrower, Sole Member, Guarantor or Key Principal of (A) any Insurance Proceeds which are not applied by Borrower or any Affiliated Manager in accordance with the terms of this Agreement, (B) any Awards which are not applied by Borrower in accordance with the terms of this Agreement, (C) any Rents following an Event of Default, (D) any Rents paid more than one (1) month in advance, or (E) any other monetary collateral for the Loan;

(ix)          failure to pay (or cause to be paid) charges for Taxes or Other Charges before the same become delinquent unless (A) such Taxes or Other Charges are the subject of a bona fide dispute in which Borrower or a Tenant is contesting the amount or validity thereof in accordance with the terms of this Agreement (or any applicable Lease, as applicable), or (B) Borrower is depositing or has deposited required funds into the Tax and Insurance Escrow Account and Lender fails to apply such Tax and Insurance Escrow Funds to Taxes and Other Charges to the extent there are sufficient funds in the Tax and Insurance Escrow Account, or (C) such failure is due to the failure of the Property to generate sufficient Rents to pay such amounts but only so long as Borrower has not applied Rents in violation of the terms hereof or the other Loan Documents, or (D) such failure is due to the failure of Lender after the occurrence and during the continuance of an Event of Default to make Rents available to pay such amounts;

(x)           failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property, provided, that (i) if such Lien is fully bonded to the satisfaction of Lender (which bond shall have no resort to the Property for payment) and such Lien is discharged of record, or (ii) for so long as such

Lien is being contested in good faith and in accordance with the terms of this Agreement, Borrower shall not have any liability to Lender for such Lien under this Section 3.1(b)(x);

(xi)          failure to deliver to Lender any security deposits, advance deposits or any other deposits collected by or on behalf of Borrower with respect to the Property after a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(xii)         failure by Borrower to obtain and maintain, from time to time, the fully paid for insurance policies in accordance with the terms of this Agreement unless Borrower is depositing or has deposited required funds into the Tax and Insurance Escrow Account and Lender fails to apply such Tax and Insurance Escrow Funds to Insurance Premiums to the extent there are sufficient funds in the Tax and Insurance Escrow Account;

(xiii)        any of Borrower, Sole Member, Key Principal or Guarantor or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Security Instrument or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a duly exercised and prosecuted judicial proceeding any defense against Lender or any right in connection with any security for the Loan, which a court determines is frivolous or in bad faith;

(xiv)        Borrower’s indemnifications of Lender set forth in Section 9.2 of this Agreement;

(xv)         the failure of Borrower to obtain and maintain the fully paid for Policies in accordance with Section 5.1.2 hereof, except to the extent that Borrower’s failure to obtain and maintain the fully paid for Policies is due to (A) the failure of the Property to generate sufficient Rents to pay such amounts but only so long as Borrower has not applied Rents in violation of the terms hereof or the other Loan Documents or (B) the failure of Lender after the occurrence and during the continuance of an Event of Default to make Rents available to pay such amounts; or

(xvi)        the failure of Borrower to comply with its obligations and liabilities arising relating to Section 4.4 under that certain Agreement of Purchase and Sale and Contribution Agreement, dated as of October 17, 2012, between Inland Real Estate Acquisition, Inc., Centennial Centre, L.L.C., Centennial Holdings, L.L.C., Eastern — Beltway, Ltd., Retail Development Partners, LLC, Virgin Territory LLC, and Craig Losee Corner, LLC, as amended by First Amendment to Agreement of Purchase and Sale and Contribution Agreement, dated as of December 20, 2012, and as partially assigned to and assumed by Borrower pursuant to Assignment and Assumption of Agreement, of even date herewith, by and between Inland Real Estate Acquisition, Inc. and Borrower, including, without limitation, obligations to make Earnout Payments as and when required under the terms thereof.

(c)           Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) Borrower shall be personally liable for the payment of the Debt in the event of (each of the following, hereafter a “Springing Recourse Event”):  (i) Borrower, Key Principal, Sole Member or Guarantor filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against Borrower, Key Principal, Sole Member or Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which Borrower, Key Principal, Sole Member, Guarantor or any Person owning an interest (directly or indirectly) in Borrower, Key Principal, Sole Member or Guarantor causes such event or condition to occur (by way of example, but not limitation, such Person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event; (iii) Borrower, Key Principal, Sole Member or Guarantor or any Person owning an interest (directly or indirectly) in Borrower, Key Principal, Sole Member or Guarantor filing an answer consenting to or otherwise acquiescing or joining in any involuntary petition filed against Borrower, Key Principal, Sole Member or Guarantor, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iv) Borrower, Key Principal, Sole Member or Guarantor or any Person owning an interest (directly or indirectly) in Borrower, Key Principal, Sole Member or Guarantor consenting to or otherwise acquiescing or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property (other than at the direction or request of Lender); (v) Borrower, Key Principal, Sole Member or Guarantor making an assignment for the benefit of creditors, or admitting in writing in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vi) Borrower, Key Principal, Sole Member failing to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property as required by this Agreement or the Security Instrument; (vii) Borrower, Key Principal, Sole Member failing to obtain Lender’s prior written consent to any Transfer, as required by this Agreement or the Security Instrument; (viii) Borrower, Key Principal, Sole Member failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof or failing to maintain its status as a Special Purpose Entity (unless such failure is de minimis and promptly cured), as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument; or (ix) the first Monthly Debt Service Payment Amount is not paid within five (5) days of notice that such payment is late (provided, however, that such grace period relates only to the recourse trigger described in this paragraph and not to late charges, Defaults, Events of Default or to any other Monthly Debt Service Payment Amount).  Notwithstanding the provision set forth in clause (vi) of this paragraph, a voluntary Lien other than a Lien securing an extension of credit filed against the Property shall not constitute a Springing Recourse Event provided such Lien is fully bonded to the satisfaction of Lender and discharged of record within ninety (90) days of filing.  Upon the satisfaction of the condition set forth in the preceding sentence with respect to the Springing Recourse Event described in clause (vi) above, or the acceptance by Lender of any cure by Borrower of a Springing Recourse Event described in clause (viii) above (which

Lender is not obligated to accept and may reject or accept in its sole but reasonable discretion), the Debt shall no longer be fully recourse to Borrower solely as a result of such Springing Recourse Event, provided, however, Borrower shall remain liable to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with such Springing Recourse Event.  Notwithstanding the foregoing, provided that any natural person serving as an Independent Director has agreed in writing that it is not, and will not become, a stockholder in Borrower, Sole Member, Guarantor or any Affiliate, the disqualification of such person from serving as an Independent Director because (1) such person became a stockholder in Guarantor or any publicly held Affiliate of Borrower or Guarantor without the knowledge or consent of Borrower, Sole Member, Guarantor or the applicable Affiliate, or (2) a member of such natural person’s immediate family is, or became, a stockholder in Guarantor or any publicly traded Affiliate of Borrower or Guarantor without the knowledge or consent of Borrower, Sole Member, Guarantor or the applicable Affiliate, shall not trigger recourse under this Section 3.1(c) provided Borrower, upon obtaining knowledge of such person’s ineligibility to serve as an Independent Director, promptly takes commercially reasonable actions to cause such person to resign and to replace such person with an eligible Independent Director in accordance with the terms hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1            Borrower Representations.  Borrower represents and warrants as of the date hereof that:

4.1.1       Organization.  Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the business in which it is now engaged.  Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property.  The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III.  Borrower (a) has complied in all respects with its certificate of incorporation, bylaws, limited partnership agreement, articles of organization and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts, if any, separate from those of its Affiliates (other than the custodial account held by the Manager on behalf of Borrower); (c) has obeyed all formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement, including, without limitation, the power and authority to do business in the state in which the Property is located.  The signatory hereto has all necessary power, authority and legal right to execute this Agreement, the Note and the other Loan Documents on

Borrower’s behalf to which Borrower is a party.  Guarantor has the necessary power, authority and legal right to execute, deliver and perform its obligations under the Guaranty.

4.1.2       Proceedings.  Borrower has taken all necessary action to authorize the execution, delivery and performance by or on behalf of Borrower of this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3       No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and/or Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower and/or Guarantor, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4       Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened in writing against or affecting Borrower, Guarantor, Sole Member or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, Sole Member or the Property, could reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Sole Member or the condition or ownership of the Property.

4.1.5       Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound.  Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, and (b) the obligations under the Loan Documents.

4.1.6       Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan.  The Security Instrument and the Assignment of Leases, when properly recorded in the appropriate records, together with any UCC-1 financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7       Solvency.  Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents.  After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).  No Bankruptcy Action exists against Borrower or Sole Member, and neither Borrower nor Sole Member has ever been a party to a Bankruptcy Action.  Neither Borrower nor Sole Member is contemplating either a Bankruptcy Action or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any petition against it or Sole Member.

4.1.8       Full and Accurate Disclosure.  No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, could reasonably be expected to adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

4.1.9       No Plan Assets.  Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  Compliance by Borrower and Guarantor with the provisions hereof will not involve any Prohibited Transaction.  Neither Guarantor nor Borrower has any pension, profit sharing, stock option, insurance or other arrangement or plan for employees covered by Title IV of ERISA, and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any such plan.  The performance by Borrower of its obligations under the Loan Documents and Borrower’s conducting of its operations do not violate any provisions of ERISA.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, (b) transactions by or with Borrower are not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 2(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement, and (c) none of Borrower, Sole Member, Guarantor or ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan; and none of Borrower, Sole Member, Guarantor or any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed to the Lender in writing.

4.1.10     Compliance.  To Borrower’s Knowledge and except as may be disclosed in the zoning report obtained by Borrower and delivered to Lender, Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes.  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by Borrower, or any other Person in occupancy of or involved with the operation or use of the Property, any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Neither the Improvements as constructed, nor the use of the Property by Tenants under the Leases and the contemplated accessory uses, will violate (a) any Legal Requirements (including subdivision, zoning, building, environmental protection and wetland protection Legal Requirements), or (b) any building permits, restrictions or records, or agreements affecting the Property or any part thereof.  Except as disclosed in the above-referenced zoning report, neither the zoning authorizations, approvals or variances nor any other right to construct or to use the Property is to any extent dependent upon or related to any real estate other than the Property.

4.1.11     Financial Information.  All financial data with respect to the Property and Guarantor, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property and Guarantor as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) throughout the periods covered, except as disclosed therein; provided, however, that if any financial data is delivered to Lender by any Person other than Borrower, Sole Member, Guarantor or any Affiliate of Borrower, Guarantor, or if such financial data has been prepared by or at the direction of any Person other than Borrower, Sole Member, Guarantor or any Affiliate of Borrower, Sole Member, Guarantor or then the foregoing representation with respect to such financial data shall be to Borrower’s Knowledge.  Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a materially adverse effect on the Property or the operation thereof as a retail property or shopping center, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.

4.1.12     Condemnation.  No Condemnation or other similar proceeding has been commenced or, to Borrower’s Knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing access to the Property.

4.1.13     Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14     Utilities and Public Access.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.  All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.  There is no on-site sewage disposal system and the Property is served by a sewer system maintained by a Governmental Authority or property owners association.

4.1.15     Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16     Separate Lots.  The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17     Assessments.  There are, to Borrower’s Knowledge, no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18     Enforceability.  To Borrower’s Knowledge, the Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19     No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20     Insurance.  Borrower has obtained and has delivered to Lender certified copies of all Policies, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  To Borrower’s Knowledge, no claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21     Use of Property.  The Property is used exclusively as a retail property or shopping center and other appurtenant and related uses.

4.1.22     Certificate of Occupancy; Licenses.  To Borrower’s Knowledge and except as disclosed to the Lender in writing, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as a retail property or shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect.  Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a retail property or shopping center.  The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23     Flood Zone.  To Borrower’s Knowledge, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) hereof is in full force and effect with respect to the Property.

4.1.24     Physical Condition.  Except as disclosed in the property condition report obtained by Lender in connection with the closing of the Loan, to Borrower’s Knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components are in good condition, order and repair in all material respects. To Borrower’s Knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25     Boundaries.  To Borrower’s Knowledge and subject to the facts disclosed on the Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property to any material and adverse extent, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to adversely affect the value or marketability of the Property except those easements or other encumbrances with respect to which the Title Insurance Policy insures against any losses resulting therefrom.

4.1.26     Leases.  The Property is not subject to any Leases other than the Leases described on the rent roll attached at Schedule I and Borrower is the owner and lessor of landlord’s interest under each such Lease.  To Borrower’s Knowledge, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases described on Schedule I.  Each Lease is in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.  To Borrower’s Knowledge, the copies of each Lease and any related guaranty (including all amendments thereto) delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto.  No Rent (other than security deposits, if any, listed on Schedule I) has been paid more than one (1) month in advance of its due date.  To Borrower’s Knowledge, work to be performed by the landlord under each Lease has been performed as required in each Lease and has been accepted by the applicable Tenant under such Lease.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.  To Borrower’s Knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no Tenant holds its leased premises under assignment or sublease, nor does anyone except a Tenant occupy any portion of the Property.  No Tenant under any Lease has a right or option pursuant to its Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part other than rights of first refusal which are not triggered by the exercise of Lender of its remedies hereunder or the acceptance by Lender of a deed-in-lieu of foreclosure of the Property.  No Tenant under any Lease has any right or option for additional space in the Improvements.  Borrower has no knowledge of any defaults by Borrower’s predecessor or any Tenant under any Lease nor any knowledge that any statement made by or on behalf of a Tenant in a tenant estoppel certificate delivered to Borrower and/or Lender in connection with the Loan contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading.

4.1.27     Survey.  The Survey on the Property delivered to Lender in connection with this Agreement has been prepared by a professional and properly licensed land surveyor in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional

Surveyors in 2011.  The Survey reflects the same legal description contained in the applicable Title Insurance Policy and includes, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender.  The surveyor’s seal is affixed to the Survey and the surveyor provided a certification for the Survey in form and substance acceptable to Lender and to Borrower’s Knowledge does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28     Principal Place of Business; State of Organization.  Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  Borrower is organized under the laws of the State of Delaware.  Borrower’s organizational identification number is 5237983.

4.1.29     Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith.

4.1.30     Special Purpose Entity/Separateness.  (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity and (ii) Principal is, shall be and shall continue to be a Special Purpose Entity.

(b)           The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)           Borrower covenants and agrees that Borrower shall provide Lender with fifteen (15) days’ prior written notice prior to the removal of any Independent Director of Borrower.

(d)           Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower and Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion.  Each entity other than Borrower and Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion.  Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

4.1.31     Management Agreement.  The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32     Illegal Activity.  No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33     No Change in Facts or Circumstances; Disclosure.  To Borrower’s Knowledge, all information submitted by Borrower to Lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  To Borrower’s Knowledge, there has been no Material Adverse Change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or could reasonably be expected to materially and adversely affect the use, operation or value of the Property or the business operations and/or the financial condition of Borrower or Guarantor.  Borrower and Guarantor have disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34     Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other Federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35     Embargoed Person.  To Borrower’s Knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Sole Member and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Sole Member or Guarantor, as applicable, with the result that the investment in Borrower, Sole Member or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Sole Member or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sole Member or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36     Cash Management Account.  (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the UCC) in the Clearing Account and Cash Management Account in favor of Lender, as and when each such account may be established, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted

Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed its interest in the Clearing Account and Cash Management Account;

(b)           Each of the Clearing Account and Cash Management Account shall constitute a “deposit accounts” within the meaning of the UCC;

(c)           Pursuant and subject to the terms hereof and of the other Loan Documents, Borrower agrees that the Clearing Bank shall comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)           The Clearing Account and Cash Management Account shall not be held in the name of any Person other than Borrower, as pledgor, for the benefit of Lender, as secured party; and

(e)           The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.37     Filing of Returns.  Borrower and Guarantor have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and have paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those being contested in good faith.  Borrower and Guarantor have each established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by sound accounting principles consistently applied.  Neither Borrower nor Guarantor knows of any proposed assessment for additional Federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as such Person has made, could reasonably be expected to cause a Material Adverse Change with respect to either Borrower, Sole Member, Guarantor or the Property.

4.1.38     Operating Covenants.  The Operating Covenants are each in full force and effect and neither Borrower nor, to Borrower’s Knowledge, any other party to the Operating Covenants, is in default thereunder, and to Borrower’s Knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.  Except as set forth on Schedule V, the Operating Covenants have not been modified, amended or supplemented.

Section 4.2            Survival of Representations.  Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other

Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

BORROWER COVENANTS

Section 5.1            Affirmative Covenants.  From the date hereof and until payment and performance in full of all Obligations, Borrower hereby covenants and agrees with Lender that:

5.1.1       Existence; Compliance with Legal Requirements.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Property.  There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording any Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower should not commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business, and shall keep or cause to be kept the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument.  Borrower shall keep or cause to be kept the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided, that: (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2       Taxes and Other Charges.  Borrower shall pay, or shall cause its Tenant(s) to pay (to the extent any Tenant is obligated to make such payments under its Lease) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property, or any part thereof, as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof.  Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof.  Provided the Significant Tenant under a Significant Leases is obligated to pay Taxes and Other Charges for the tax parcel which comprises the premises demised under such Significant Tenant’s Significant Lease and such Significant Lease remains in full force and effect, Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges with respect such portion of the Property have been so paid within five (5) Business Days of receipt of same from the applicable Significant Tenant but in no event later than ten (10) days after the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid.  Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property (except that if such Taxes or Other Charges must be paid sooner in order to avoid being delinquent, then Borrower shall cause the same to be paid prior to delinquency, and upon making such payment prior to delinquency Borrower may continue such contest); and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3       Litigation.  Borrower shall give prompt notice to Lender of any litigation or proceedings by any Governmental Authority pending or threatened against either Borrower, Sole Member and/or Guarantor which could reasonably be expected to materially adversely affect Borrower’s, Sole Member’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4       Access to Property.  Borrower shall, subject to the rights of Tenants under their Leases, permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally).

5.1.5       Notice of Default.  Borrower shall promptly advise Lender of any Material Adverse Change in Borrower’s, Sole Member’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6       Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7       Perform Loan Documents.  Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.  Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8       Award and Insurance Benefits.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9       Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations under the Loan Documents, as Lender may reasonably require; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.  In furtherance hereof, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of protecting, perfecting, preserving and realizing upon the interests granted pursuant to this Agreement and to effect the intent hereof, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that Lender shall lawfully do or cause to be done by virtue hereof; however Lender agrees not to exercise its rights under this Section 5.1.9(c) unless Borrower has been requested to so act but has failed to do so in a timely manner or at anytime after the occurrence and during the continuance of an Event of Default.  Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other applicable Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

5.1.10     Mortgage Taxes.  Borrower shall simultaneously herewith pay all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instrument.

5.1.11     Financial Reporting.  (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein, GAAP (or such other accounting basis acceptable to Lender, consistently applied) and the requirements of Regulation AB, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b)           Borrower will furnish, or cause to be furnished, to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year a consolidated and annotated annual financial statement of Borrower prepared in accordance with GAAP (or such other accounting basis acceptable to Lender, consistently applied) and the requirements of Regulation AB covering the Property for such Fiscal Year, together with unaudited financial statements relating to Borrower and the Property, provided, however, that if an Event of Default has occurred and is continuing, such financial statements shall be audited by a by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender at Borrower’s sole cost and expense. Such financial statements for such Fiscal Year shall contain statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses.  Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certified rent roll containing current rent, lease expiration dates and the square footage occupied by each tenant, and (iii) an Officer’s Certificate stating that (A) each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property owned and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender, consistently applied), (B) such additional items are true, correct, accurate, and complete and (C) as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if, such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)           Borrower will furnish, or cause to be furnished, to Lender on or before forty five (45) days after the end of each calendar quarter (i.e., the three month period ending March 31, June 30 and September 30) or if prior to the Securitization upon Lender’s request on or before twenty (20) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month or quarter; (ii) monthly (upon request by Lender), quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to any reserves required hereunder) and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month periods as of the last day of such period. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30(a) are true and correct as of the date of such certificate.

(d)           Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year; provided, that if no Event of Default or Cash Management Period then exists, Borrower shall have an additional sixty (60) days (i.e., for thirty (30) days after the commencement of such period or Fiscal Year) within which to submit the Annual Budget, and until the submission of such submitted Annual Budget (and after the commencement of a Cash Management Period, the approval of the submitted Annual Budget by Lender in accordance with the terms hereof), the Annual Budget for the immediately preceding period or Fiscal Year shall be utilized for all purposes set forth herein.  The Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”).  In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall Borrower of any objections to such revised Annual Budget within five (5) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 5.1.11(d) until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided, that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.  In the event that Lender shall not have provided an affirmative consent or an objection within ten (10) Business Days after receipt of the proposed Annual Budget, Lender’s consent shall be deemed approved if the initial delivery of the Annual Budget included the following legend:

THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET UNDER THE LOAN BY CANTOR COMMERCIAL REAL ESTATE LENDING, L.P. TO INLAND DIVERSIFIED LAS VEGAS CENTENNIAL CENTER, L.L.C.  FAILURE TO RESPOND TO THIS REQUEST WILL RESULT IN THE REQUESTED APPROVAL BEING DEEMED GRANTED

and if after such ten (10) Business Day period, a second request is made by Borrower to Lender which includes the following legend:

THIS IS A SECOND REQUEST FOR CONSENT FOR APPROVAL OF AN ANNUAL BUDGET UNDER THE LOAN BY CANTOR COMMERCIAL REAL ESTATE LENDING, L.P. TO INLAND DIVERSIFIED LAS VEGAS CENTENNIAL CENTER, L.L.C.  FAILURE TO RESPOND TO THIS REQUEST WILL RESULT IN THE REQUESTED APPROVAL BEING DEEMED GRANTED

and Lender does not provide either an affirmative consent or an objection within five (5) Business Days after receipt of the second request.

(e)           During a Cash Management Period, in the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s reasonable discretion. Borrower’s written request therefor shall be delivered together with such materials reasonably requested by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender) and shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.11(e) OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. THIS REQUEST SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN TEN (10) DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. In the event that Lender fails to approve or disapprove the foregoing written request within such ten (10) day period, then Lender’s consent shall be deemed to have been granted. Notwithstanding the foregoing, this Section 5.1.11(e) does not impose on Lender any obligation to disburse any funds if an Event of Default then exists.

(f)            If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income for Borrower and the Property for the most recent fiscal year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required.  If requested by Lender, Borrower shall use commercially reasonable efforts to furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.  All financial data and financial statements provided by Borrower hereunder pursuant to this Section 5.1.11(f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and other applicable legal requirements.  All financial statements referred to in this Section 5.1.11(f) hereof shall be prepared by independent accountants of Borrower reasonably acceptable to Lender in accordance with Regulation AB, Regulation S-K or Regulation S-X, as applicable, and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided.  All financial data and financial statements (audited or unaudited) provided by Borrower under this Section

5.1.11(f) shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in this Section 5.1.11(f).  If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization or as shall otherwise be reasonably requested by the Lender.  In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section 5.1.11(f), Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

(g)           If requested by Lender, Borrower shall provide Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (i) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (ii) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(h)           Borrower will furnish, or cause to be furnished, to Lender on or before forty five (45) days after the end of each calendar quarter an Officer’s Certificate stating that (i) all Taxes and Other Charges have been paid through the date of such Officer’s Certificate with respect to the Property and (ii) all insurance policies required by the terms of the Loan Agreement are in full force and effect and that all Insurance Premiums therefore are paid in full.

(i)            Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(j)            Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant leasing space at the Property designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(k)           Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, at Borrower’s option, Guarantor’s 10K report or financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender and an unqualified opinion of an accounting firm or other independent certified public accountant reasonably acceptable to Lender that Guarantor’s 10K report or annual financial statements presents fairly the financial condition and the results of operations of Guarantor.

(l)            Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in electronic form or (ii) in any other format reasonably requested by Lender. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

(m)          If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 5.1.11 within the applicable time periods set forth in this Section 5.1.11, Borrower shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $5,000 for the first Required Record that is not delivered within fifteen (15) days after written notice thereof and $10,000 for each Required Record that is not delivered within fifteen (15) days after a second written notice thereof.  In addition, if Borrower fails to deliver any Required Records to Lender within the applicable time periods set forth in this Section 5.1.11, Lender shall have the option, upon fifteen (15) days notice to Borrower, to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.  In addition, it shall be an Event of Default if any of the following shall occur: (i) any failure of Borrower to provide to Lender any of the Required Records within the applicable time periods set forth in this Section 5.1.11, if such failure continues for fifteen (15) days after written notice thereof, or (ii) in the event any Required Records shall be materially inaccurate or false, or (iii) in the event of the failure of Borrower to permit Lender or its representatives to inspect said books, records and accounts upon request of Lender as required by this Section 5.1.11.

5.1.12     Business and Operations.  Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

5.1.13     Title to the Property.  Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Permitted Encumbrances, and (b) the validity and priority of the Lien of the Security Instrument and the Assignment of Leases, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses, and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14     Costs of Enforcement.  In the event (a) of an occurrence of any Default or Event of Default, (b) that the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (c) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (d) of a Bankruptcy Action related to Borrower or Sole Member or an assignment by Borrower or any Sole Member for the benefit of its creditors, Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, and court costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15     Estoppel Statement.  (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender (provided that such certificates may be in the form required under the terms of the applicable Tenant’s Lease) provided that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year unless such request is made in connection with a Securitization or after the occurrence of an Event of Default.

(c)           Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from each party under the Operating Covenants; provided that such certificates may be in the form required under the Operating Covenants.

5.1.16     Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17     Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18     Confirmation of Representations.  Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the Securitization.

5.1.19     No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20     Leasing Matters.

(a)           Any Major Lease executed after the date hereof shall require the prior written consent of Lender.

(b)           Upon request, Borrower shall furnish Lender with true, correct and complete executed copies of all Leases, amendments thereof and any related agreements.  All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates.  All proposed Leases shall be on commercially reasonable market rate terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents.  All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and the Lien created thereby and that the Tenant thereunder agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.  Borrower (a) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (b) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved, except that Borrower shall not terminate or accept the termination or cancellation of or surrender by a Tenant of, any Lease unless by reason of a Tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender or unless such termination or surrender is specifically provided for in the Major Lease; (c) shall not collect any of the Rents more than one (1) month in advance (other than security deposits required pursuant to such Lease); (d) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (e) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (f) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.  Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a Lease of all or substantially all of the Property without Lender’s prior written consent.  Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender.  Lender shall have the right to require each new Tenant to execute and deliver to Lender a subordination, non-disturbance of possession and attornment agreement in form, content and manner of execution reasonably acceptable to Lender.  Within five (5) business Days of the execution of a new Lease by Borrower or by Manager on behalf of Borrower, Borrower shall execute and deliver to such new Tenant a Payment Direction Letter with regard to such new Lease.

(c)           If Lender’s written approval is required pursuant to this Section 5.1.20 to any Lease or modification for the Property, Borrower’s written request therefor shall be delivered together with such materials reasonably requested by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender) and shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.20 OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT.  LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD WILL ENABLE BORROWER TO DELIVER A SECOND NOTICE REQUESTING LENDER’S CONSENT”.  In the event Lender fails to approve or disapprove to such request within ten (10) Business Days of the effective date of such initial request, Borrower may deliver to Lender a second written request for approval, which second written request for approval shall conspicuously state in large bold type, that “THIS IS A REQUEST FOR LENDER’S CONSENT.  LENDER’S CONSENT IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS.  THE LEASE SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN FIVE (5) BUSINESS DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”.  In the event that Lender fails to approve or disapprove the second written request within such five (5) Business Day period, then Lender’s consent shall be deemed to have been granted.

5.1.21     Alterations.  Subject to the rights of Tenants to make alterations pursuant to the terms of their respective Leases, Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld except with respect to any alterations to any Improvements which may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income.  Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations are either (a)(i) work performed pursuant to the terms of any Lease approved or for which no Lender approval is required in accordance with the terms hereof, or the costs for such alterations are adequately covered in the current Approved Annual Budget or are being paid by the Tenant, (ii) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and (iii) the aggregate cost thereof outstanding at any one time does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Threshold Amount”), or (b) performed in connection with Restoration after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement.  If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for the Obligations any of the following:  (i) cash or U.S. Obligations or (ii) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (y) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender, and (z) with respect to which each Approved Rating Agency has issued a Rating Agency Confirmation.  Notwithstanding the forgoing, so long as Guarantor has a Net Worth of at least $350,000,000 and Liquid Assets of at least $10,000,000, Borrower shall not be required to deliver the security contemplated by the preceding sentence if it shall have delivered to Lender a performance and completion guaranty in favor of Lender duly executed and delivered by Guarantor and otherwise in form and substance reasonably acceptable to Lender.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22     Operation of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the applicable Management Agreement or Replacement Management Agreement, as applicable.  In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with another Qualified Manager.  In the event that the applicable Rating Agency has not responded within thirty (30) days after delivery to it of a request to approve a Replacement Management Agreement and a Qualified Manager, together with all information and materials necessary to consider such request, such Replacement Management Agreement and Qualified Manager shall be deemed approved if such request shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.22(a) OF THE LOAN AGREEMENT ENTERED BY CANTOR COMMERCIAL REAL ESTATE LENDING, L.P. AND INLAND DIVERSIFIED LAS VEGAS CENTENNIAL CENTER, L.L.C., THE MATTER DESCRIBED HEREIN SHALL BE DEEMED APPROVED IF RATING AGENCY DOES NOT RESPOND TO THE CONTRARY WITHIN 30 DAYS OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE.”

(b)           Borrower shall:  (i) promptly perform and/or observe (or cause the performance and observance) in all material respects all of the covenants and agreements required to be performed and observed by it and Manager, as applicable, under the applicable Management Agreement and do all things necessary to preserve and to keep unimpaired Borrower’s material rights thereunder, as applicable; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(c)           If (i) an Event of Default occurs and is continuing, (ii) the Manager shall be the subject of a Bankruptcy Action or become insolvent, (iii) fifty percent (50%) or more of the direct or indirect ownership interest in Manager has changed or Control of Manager has changed, in each event from what it was on the Closing Date, (iv) a default occurs under the Management Agreement that remains uncured for a period of ninety (90) days, (v) if the Manager becomes the subject of a Bankruptcy Action, or (vi) the commission of fraud, gross negligence, willful misconduct or misappropriation of funds by Manager, Borrower shall, at the request of Lender, terminate the Management Agreement in accordance with its terms and the Assignment of Management Agreement and replace Manager with a Qualified Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement Manager shall not exceed then prevailing market rates (and in any event such Manager shall not receive more than four and one-half percent (4.5%) of Gross Income from Operations per annum with respect to the Property subject to such Replacement Management Agreement).

(d)           All Material Agreements shall be subject to the prior review and approval, not to be unreasonably withheld, of Lender.

5.1.23     Changes in the Legal Requirements Regarding Taxation.  If any Legal Requirement or other law, order, requirement or regulation of any Governmental Authority is enacted or adopted or amended after the date the Loan is funded which imposes a tax, either directly or indirectly, on the Obligations or Lender’s interest in the Property, Borrower must pay such tax, with interest and penalties thereon, if any.  If Lender is advised by counsel chosen by it that the payment of such tax or interest and penalties by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender may, by written notice to Borrower of not less than ninety (90) days, declare the Obligations immediately due and payable.

5.1.24     No Credits on Account of the Obligations.  Borrower will not claim or demand or be entitled to any credit or credits on account of the Obligations for any payment of Taxes assessed against the Property and no deduction shall otherwise be made or claimed from the assessed value of the Property for real estate tax purposes because of the Loan Documents or the Obligations.  If Legal Requirements or other laws, orders, requirements or regulations require such claim, credit or deduction, Lender may, by written notice to Borrower of not less than ninety (90) days, declare the Obligations immediately due and payable.

5.1.25     Personal Property.  Borrower shall cause all of its personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Property to always be located at the Property and shall be kept free and clear of all Liens, encumbrances and security interests, except Permitted Encumbrances.

5.1.26     Appraisals.  Lender shall have the right to obtain a new or updated appraisal of the Property from time to time, provided, however, that so long as no Event of Default has occurred Lender shall do so not more often than once in every twenty-four (24) month period.  Borrower shall cooperate with Lender in this regard.  If the appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such appraisal upon Lender’s request.

5.1.27     Operating Covenants.  Borrower shall:

(a)           pay all sums required to be paid by Borrower under the Operating Covenants;

(b)           promptly and diligently perform and observe in all material respects, all of the terms, covenants and conditions of the Operating Covenants on the part of Borrower to be performed;

(c)           promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of any Operating Covenant on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice, and promptly notify Lender of any other default under any Operating Covenant of which Borrower is aware;

(d)           promptly enforce the performance and observance of all of the covenants required to be performed and observed by any other Person (including any Governmental Authority) under the Operating Covenants; and

(e)           promptly notify Lender of any new fees, obligations or liabilities imposed on or to be paid by Borrower under any Operating Covenant.

5.1.28     Escrow Agreement.  Borrower has entered into that certain Escrow Agreement (the “Escrow Agreement”) with Centennial Center, L.L.C., as seller (“Seller”) and Chicago Title & Trust Company, as escrow agent (“Escrow Agent”) pursuant to which Seller has deposited the sum of $1,121,522 for the payment of actual out-of-pocket expenses incurred by or on behalf of Borrower, on market terms and conditions, in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions, tenant improvements and tenant allowances.  In connection therewith, Borrower (i) hereby grants to Lender a first priority security interest in the Escrow Agreement and the sums deposited with Escrow Agent in accordance with the terms thereof and in all deposits at any time contained therein and the proceeds thereof, expressly excepting therefrom the sums deposited with Escrow Agent with respect to the Tenants listed on Schedule VI annexed hereto and made a part hereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the foregoing.  Upon request of Lender, Borrower shall provide copies of the statement distributed to Borrower pursuant to Section 7 of the Escrow Agreement.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right (but not the obligation) to advise the parties to the Escrow Agreement of its interest therein and thereafter Borrower shall not exercise any such right thereunder without the prior consent of Lender, such consent not be unreasonably withheld or delayed, or Lender may elect to exercise such rights directly, such exercise to be made in its good faith judgment..

Section 5.2            Negative Covenants.  From the date hereof until payment and performance in full of the Obligations, Borrower covenants and agrees with Lender that it will comply with the following:

5.2.1       Operation of Property.  (a) Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld):  (i) subject to Section 5.1.22, surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b)           Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2       Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3       Dissolution.  Borrower shall not (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, or (e) cause Guarantor or Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Guarantor or Principal, as applicable, would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of Guarantor or Principal, in each case, without obtaining the prior consent of Lender.

5.2.4       Change in Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5       Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6       Zoning.  Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance, or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior written consent of Lender.

5.2.7       No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of all or any portion of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.8       Principal Place of Business and Organization.  Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days prior notice.  Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld.  Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.9       ERISA.  (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)          Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)          Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2);

(C)          Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or

(D)          The Loan meets the requirements of PTE 95-60, 90-1, 84-14 or similar exemption.

5.2.10     Transfers.  (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.

(b)           Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of any interest in any Restricted Party (any of the actions in the foregoing clauses

(i) or (ii), a “Transfer”), other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 hereof and (B) Permitted Transfers.

(c)           A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property, or any part thereof, for a price to be paid in installments; (ii) an agreement by Borrower leasing all or substantially all of the Property for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)           Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent.  This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(e)           There shall be no assumption of the Loan during the period that is thirty (30) days prior to and continuing until thirty (30) days following the Securitization of any portion of the Loan.  Other than as set forth in the preceding sentence, Borrower shall have the right to unlimited Transfers of the Property with Lender’s consent, not to be unreasonably withheld, provided no Event of Default has occurred and is continuing, and Lender receives thirty (30) days’ prior written notice of such Transfer and a non-refundable application fee of $5,000 at the time Lender’s consent is sought, and further provided that the following additional requirements are satisfied:

(i)            Borrower shall pay Lender a transfer fee equal to one percent (1%) of the Outstanding Principal Balance upon completion of such Transfer;

(ii)           Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (x) below);

(iii)          The proposed transferee (the “Transferee”) or Transferee’s Principals must have the creditworthiness, reputation and qualifications to Lender’s reasonable satisfaction;

(iv)          Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate Net Worth and Liquid Assets reasonably acceptable to Lender;

(v)           Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi)          Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii)         There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender;

(viii)        Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix)          Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 5.2.9, 5.2.12 and 5.2.13 hereof, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements and covenants reasonably required by Lender;

(x)           Each Approved Rating Agency shall have issued a Rating Agency Confirmation with respect to such Transfer;

(xi)          Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender and each Approved Rating Agency;

(xii)         Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and the Environmental Indemnity or shall execute a replacement guaranty and environmental indemnity in form and substance reasonably satisfactory to Lender;

(xiii)        Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances and such other matters permitted under the terms of this Agreement or otherwise approved by Lender in writing;

(xiv)        The Property shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement; and

(xv)         Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Security Instrument and the other Loan Documents accruing after such Transfer.  The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f)          From and after the four (4) month anniversary of the Closing Date, in addition to the Transfers of the Property contemplated by the preceding clause (e) the initial Borrower shall have the right to contemporaneously Transfer all of the Property to a Successor Borrower that will assume all of the obligations of Borrower hereunder and under the other Loan Documents (an “Affiliate Assumption”), provided no Event of Default or monetary Default is then continuing or would result therefrom and the following conditions are met to the reasonable satisfaction of Lender:

(i)            such Successor Borrower shall have executed and delivered to Lender an assumption agreement (including an assumption of the Security Instrument in recordable form, if requested by Lender), in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents and containing representations substantially equivalent to those contained in Article IV (REPRESENTATIONS AND WARRANTIES) (recast, as necessary, such that representations that specifically relate to Closing Date are remade as of the date of such assumption), and such other representations (and evidence of the accuracy of such representations) as Lender shall reasonably request;

(ii)           such Uniform Commercial Code financing statements as may be reasonably requested by Lender shall be filed;

(iii)          a Person satisfactory to Lender in its sole discretion assumes all obligations, liabilities, guarantees and indemnities of Key Principal and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender

(and upon such assumption by such Person, Key Principal and any other such guarantor shall be released from such obligations, liabilities, guarantees and indemnities);

(iv)          such Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date; and Borrower and the Successor Borrower shall have delivered such other documents, certificates and legal opinions, including relating to REMIC matters, as Lender shall reasonably request;

(v)           such Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Successor Borrower and the due authorization of the Successor Borrower to assume the Loan and to execute and deliver the documents described in this Section, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Successor Borrower, together with all amendments thereto, and certificates of good standing or existence for the Successor Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(vi)          the Title Insurance Policy shall have been properly endorsed to reflect the Transfer of the Property to the Successor Borrower;

(vii)         the Rating Condition shall have been satisfied;

(viii)        the proposed Qualified Equityholders must have the creditworthiness, reputation and qualifications to Lender’s reasonable satisfaction;

(ix)          Successor Borrower and each Qualified Equityholder shall, as of the date of such transfer, have an aggregate Net Worth and Liquid Assets reasonably acceptable to Lender;

(x)           Successor Borrower, each Qualified Equityholder and all other entities which may be owned or Controlled directly or indirectly by each Qualified Equityholder (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(xi)          There shall be no material litigation or regulatory action pending or threatened against Successor Borrower, each Qualified Equityholder or Related Entities which is not reasonably acceptable to Lender;

(xii)         Successor Borrower, each Qualified Equityholder and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(xiii)        The Property shall be managed by Manager pursuant to the Management Agreement or by a Qualified Manager pursuant to a Replacement Management Agreement; and

(xiv)        If the Successor Borrower is a Person described in clause (ii) or (iii) of paragraph 2 of the definition of Qualified Equityholder, Borrower shall have paid to Lender a nonrefundable assumption fee in an amount equal to $5,000, and Borrower shall have reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred in connection with such Affiliate Assumption (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of satisfying the Rating Condition pursuant to clause (vii) above.

(g)         No direct or indirect equity interests in Borrower (other than as permitted in clause (h)(i) below) shall be conveyed or otherwise transferred to any Person, unless the following conditions are satisfied:

(i)            no Event of Default or monetary Default shall be continuing at the time of such conveyance or transfer;

(ii)           no Prohibited Change of Control or Prohibited Pledge shall occur as a result thereof;

(iii)          if any such conveyance or transfer results in Borrower ceasing to be Controlled by Key Principal (and in connection with each subsequent conveyance or transfer that again changes the identity of the Qualified Equityholder that Controls Borrower), Borrower shall have paid to Lender a transfer fee in an amount equal to 0.5% of the Outstanding Principal Balance at the time of such conveyance or transfer;

(iv)          intentionally omitted;

(v)           Borrower shall have paid the costs and expenses (if any) of the Rating Agencies and Servicers and reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with any such conveyance or transfer;

(vi)          no such sales or transfers shall be to an Embargoed Person;

(vii)         to the extent such transferee owns ten percent (10%) or more of the direct or indirect interests in such Restricted Party immediately following such Transfer (provided such transferee did not own 10% or more of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, etc.) with respect to each such transferee, which such search results shall be reasonably acceptable to Lender;

(viii)        either (a) the management of the Property remains unchanged or (b) a replacement manager is appointed pursuant to Section 5.1.22 of this Agreement;

(ix)          the Borrower shall continue to comply with the terms of Section 4.1.30 hereof after such Transfer; and

(x)           Lender shall have received thirty (30) days advance written notice of such conveyance or transfer.

(h)         Notwithstanding anything to the contrary contained in the Loan Documents (including, without limitation, Sections 5.2.10(e), (f) and (g) above), any Transfers or transfers of direct or indirect equity interests in Borrower completed in strict compliance with the following subsections shall be permitted under the Loan Documents, provided in conjunction with any Transfers or transfers permitted under this Section 5.2.10(h), (i) Borrower shall have paid the costs and expenses (if any) of the Rating Agencies (with respect to Transfers permitted under clauses (iv) — (viii) this Section 5.2.10(h)) and Servicers and reimbursed Lender for its reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred in connection with any such conveyance or transfer, and (ii) no Prohibited Change of Control or Prohibited Pledge shall occur as a result thereof:

(i)            Any issuance, hypothecation, sale or transfer of equity interests in Key Principal;

(ii)           Key Principal Acquisition;

(iii)          The conveyance of 100% of the membership interests in Borrower to an entity (the “Substitute Member”), provided the following condition precedents are satisfied:

(A)          Lender shall have received thirty (30) days advance written notice of such conveyance or transfer;

(B)          Key Principal affirms the entirety of its obligations as guarantor and indemnitor under the Guaranty and the Environmental Indemnity pursuant to the terms of an affirmation agreement reasonably acceptable to Lender, and Key Principal’s Net Worth and Liquid Assets have not, in the reasonable discretion of Lender, materially deteriorated from the Closing Date to the date of the proposed transfer of membership interests;

(C)          Key Principal, or a wholly-owned (direct or indirect) subsidiary of Key Principal, retains not less than ten percent (10%) of the beneficial interests in the Substitute Member (such entity, the “Inland Member”);

(D)          The Inland Member is appointed to serve, and does serve, as the manager/managing member/general partner as the case may be, of the Substitute Member and maintains the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Borrower, whether through the ability to exercise voting power, by contract or otherwise;

(E)           no Event of Default or monetary Default shall be continuing at the time of such conveyance or transfer;

(F)           Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date, including, one or more Delaware legal opinion(s) regarding matters related to Single Member LLC’s; and Borrower, Substitute Member and Inland Member shall have delivered such other documents, certificates and legal opinions, including relating to REMIC Trust matters, as Lender shall reasonably request;

(G)          Substitute Member and Inland Member shall have delivered to Lender all documents reasonably requested by it relating to the existence and due authorization of such Substitute Member and Inland Member, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate Persons, certified copies of the organizational documents of the Substitute Member and Inland Member, together with all amendments thereto, and certificates of good standing or existence for the Substitute Member and Inland Member issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(H)          Lender has received satisfactory evidence that Borrower, Substitute Member and Inland Member, as required by Lender, shall be a Special Purpose Entity;

(I)            to the extent such transferee owns ten percent (10%) or more of the direct or indirect interests in such Restricted Party immediately following such Transfer (provided such transferee did not own 10% or more of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, etc.) with respect to each such transferee, which such search results shall be reasonably acceptable to Lender;

(J)            either (1) the management of the Property remains unchanged or (2) a replacement manager is appointed pursuant to Section 5.1.22 of this Agreement;

(K)          the Borrower shall continue to comply with the terms of Section 4.1.30 hereof after such Transfer; and

(L)           Lender has received payment by Borrower of a fee equal to Five Thousand and No/100 Dollars ($5,000.00).

(iv)          Either (a) an Affiliate Assumption by a wholly owned subsidiary of Key Principal (the “Permitted Affiliate Transferee”) or (b) a transfer of the entire membership in the Borrower to a Permitted Affiliate Transferee provided the following condition precedents are satisfied:

(A)          Lender has received thirty (30) days advance written notice from Borrower;

(B)          no Event of Default or monetary Default shall be continuing at the time of such conveyance or transfer;

(C)          in regards to an Affiliate Assumption to a Permitted Affiliate Transferee, the condition precedents set forth in Section 5.2.10(f) shall be satisfied in their entirety other than the requirement to pay the assumption fee set forth in Section 5.2.10(f) above (provided, Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with such Transfer);

(D)          the credit worthiness of Key Principal has not materially deteriorated in the reasonable discretion of Lender from the Closing Date to the date of the proposed Affiliate Assumption or transfer of membership interests, Key Principal affirms the entirety of its obligations as guarantor and indemnitor under the Guaranty and Environmental Indemnity pursuant to the terms of an affirmation agreement reasonably acceptable to Lender, and the Net Worth and Liquid Assets of Guarantor has not materially deteriorated in the reasonable discretion of Lender from the Closing Date to the date of the proposed Affiliate Assumption or transfer of membership interests;

(E)           in conjunction with an Affiliate Assumption, the Permitted Affiliate Transferee and its managing member or general partner, as required by Lender, shall be a Special Purpose Entity;

(F)           in the case of a transfer of the membership interest in Borrower, (a) Borrower shall continue to be a Special Purpose Entity; (b) Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date, including, one or more Delaware legal opinion(s) regarding matters related to Single Member LLC’s; and (c) Borrower and the Permitted Affiliate Transferee shall have delivered such other documents, certificates and legal opinions, including relating to REMIC Trust matters, as Lender shall reasonably request;

(G)          Permitted Affiliate Transferee shall have delivered to Lender all documents reasonably requested by it relating to the existence and due authorization of such Permitted Affiliate Transferee, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate Persons, certified copies of the organizational documents of the Permitted Affiliate Transferee, together with all amendments thereto, and certificates of good standing or existence for the Permitted Affiliate Transferee issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register; and

(H)          Lender has received payment by Borrower of a fee equal to Five Thousand and No/100 Dollars ($5,000.00).

(v)           Either (a) an Affiliate Assumption by a Permitted Affiliate REIT or a Special Purpose Entity which is a wholly owned subsidiary of a Permitted Affiliate REIT (the “Affiliate REIT Transferee”) or (b) a transfer of the entire membership in the Borrower to an Affiliate REIT Transferee, provided the following condition precedents are satisfied:

(A)          Lender receives thirty (30) days advance written notice from Borrower;

(B)          no Event of Default or monetary Default shall be continuing at the time of such conveyance or transfer;

(C)          in regards to an Affiliate Assumption, the condition precedents set forth in Section 5.2.10(f) shall be satisfied in their entirety other than the requirement to pay the assumption fee set forth in Section 5.2.10(f) above (provided, Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with such Transfer);

(D)          the Net Worth and Liquid Assets of the Permitted Affiliate REIT shall be reasonably acceptable to Lender;

(E)           the Permitted Affiliate REIT shall assume all obligations, liabilities, guarantees and indemnities of Key Principal and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender; and

(F)           the Permitted Affiliate REIT and Affiliate REIT Transferee shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date; and Borrower, the Permitted Affiliate REIT and Affiliate REIT Transferee shall have delivered such other documents, certificates and legal opinions, including relating to REMIC Trust matters, as Lender shall reasonably request;

(G)          such Permitted Affiliate REIT and Affiliate REIT Transferee shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Permitted Affiliate REIT and Affiliate REIT Transferee and the due authorization of the Permitted Affiliate REIT and Affiliate REIT Transferee, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate Persons, certified copies of the organizational documents of the Permitted Affiliate REIT and Affiliate REIT Transferee, together with all amendments thereto, and certificates of good standing or existence for the Permitted Affiliate REIT and Affiliate REIT Transferee issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register; and

(H)          Lender has received payment by Borrower of a fee equal to Five Thousand and No/100 Dollars ($5,000.00).

(vi)          Provided the condition precedents outlined below are satisfied, the merger of Key Principal with any of the following entities: (a) Inland American Real Estate Trust, Inc., a Maryland corporation, (b) Inland Real Estate Investment Corporation, a Delaware corporation, (c) Retail Properties of America, Inc. (formerly known as Inland Western Retail Real Estate Trust, Inc.), a Maryland corporation, (d)  Inland Real Estate Income Trust, Inc.  (e) any other real estate investment trust sponsored by Inland Real Estate Investment Corporation, (f) Inland Real Estate Corporation, a Maryland corporation, or (g) any other entity composed entirely of any of the foregoing, by merger or other business combination (the entities listed in (a) - (g) are each hereinafter referred to as a “Permitted Affiliate REIT”):

(A)          Lender receives thirty (30) days advance written notice from Borrower;

(B)          the Net Worth and Liquid Assets of the entity which survives the merger with the Permitted Affiliate REIT shall equal or exceed the Net Worth and Liquid Assets of Key Principal immediately prior to such merger and in any event the surviving entity shall continue to satisfy any Net Worth and Liquid Assets requirements set forth in the Guaranty and the Environmental Indemnity Agreement;

(C)          if the entity which survives the merger is not Key Principal, the successor entity shall assume all obligations, liabilities, guarantees and indemnities of Key Principal and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender;

(D)          if the entity which survives the merger is Key Principal, Key Principal shall affirm the entirety of its obligations as guarantor and indemnitor under the Guaranty and Environmental Indemnity Agreement (if applicable) pursuant to the terms of an affirmation agreement reasonably acceptable to Lender; and

(E)           the satisfaction of the conditions outlined in Sections 5.2.10(h)(v)(F) and (G) but as they relate to Key Principal and the Permitted Affiliate REIT.

(vii)         At any time other than the period commencing forty (40) days prior to a Securitization and ending thirty (30) days after a Securitization, the reconstitution or conversion of Key Principal from one legal entity type to another entity type, provided the following condition precedents are satisfied:

(A)          Lender receives thirty (30) days advance written notice from Borrower;

(B)          the Net Worth and Liquid Assets of the reconstituted entity shall equal or exceed the Net Worth and Liquid Assets of Key Principal immediately prior to such reconstitution and in any event the surviving entity shall continue to satisfy any Net Worth and Liquid Assets requirements set forth in the Guaranty and the Environmental Indemnity Agreement (if applicable);

(C)          the reconstituted entity shall assume all obligations, liabilities, guarantees and indemnities of Key Principal and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender;

(D)          the satisfaction of the conditions outlined in Sections 5.2.10(h)(v)(F) and (G) but as they relate to the reconstituted entity; and

(E)           immediately following such reconstitution, the surviving entity shall be a public (but not necessarily listed on an exchange) entity.

(viii)        At any time other than the period commencing forty (40) days prior to a Securitization and ending thirty (30) days after a Securitization, transfer of up to forty-nine percent (49%) of the stock, limited partnership interests or membership interests, as appropriate, in any Required SPE, Inland Member, Substitute Member, Permitted Affiliate Transferee, Affiliate REIT Transferee and Permitted Affiliate REIT, provided, no such transfer shall result in a change of Control in any Required SPE, Inland Member, Substitute Member, Permitted Affiliate Transferee, Affiliate REIT Transferee and Permitted Affiliate REIT, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice and at all times Key Principal must continue to (i) have Control of any Required SPE, Inland Member, Substitute Member, Permitted Affiliate Transferee, Affiliate REIT Transferee and Permitted Affiliate REIT, and (ii) own, directly or indirectly, not less than 10% of the legal and beneficial interest in the applicable Restricted Party.

Lender shall approve or disapprove any proposed transfer governed by this Section 5.2.10(h) within thirty (30) days of Lender’s receipt of a written notice from Borrower requesting Lender’s approval, provide such notice includes all information necessary to make such decision, and further provided that such written notice from Borrower shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.2.10(h) OF THE LOAN AGREEMENT ENTERED BY BORROWER AND LENDER, A RESPONSE IS REQUIRED WITHIN THIRTY (30) DAYS OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE.” If Lender fails to disapprove any proposed transfer within such period, Borrower shall provide a second written notice requesting approval, which written notice shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.2.10(h) OF THE LOAN AGREEMENT ENTERED BY BORROWER AND LENDER, THE MATTER DESCRIBED HEREIN SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN FIFTEEN (15) BUSINESS DAYS OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. Thereafter, if Lender does not disapprove the proposed transfer within said five (5) Business Day period, Lender’s consent to the proposed transfer shall be deemed to have been given, provided, notwithstanding the foregoing, no such consent to the proposed transfer shall be deemed given unless and until Borrower shall have delivered confirmation in writing from the Rating Agencies that such proposed transfer will not result in the failure to satisfy the Rating Condition.

(i)          Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers of Class B Units (as defined in the Operating Agreement of Sole Member in effect as of the Closing Date); provided, however, (a) no such Transfer shall result in the change of Control in Borrower, (b) no such Transfer shall be to an Embargoed Person, (c) to the extent the proposed transferee owns ten percent (10%) or more of the direct or indirect interests in Borrower immediately following such Transfer (provided such proposed transferee did not own 10% or more of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, etc.) with respect to each such transferee, which such search results shall be reasonably acceptable to Lender; (d) the management of the Property remains unchanged; (e) there has been no change in the rights, remedies, obligations or liabilities of the Class B Members (as defined in the Operating Agreement of Sole Member in effect as of the Closing Date) without Lender’s prior written consent, and (f) Lender shall receive not less than ten (10) days’ prior notice of such proposed Transfer.

(j)          Notwithstanding anything to the contrary contained herein, if after giving effect to any Transfer of direct or indirect interests in Borrower or Principal, including, without limitation, a Permitted Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower or Principal are owned by any Person and its Affiliates that owned less than a forty-nine percent (49%) direct or indirect interest in such Borrower or Principal as of the Closing Date, Borrower shall, as a condition precedent to the effectiveness of such Transfer or Permitted Transfer, deliver to Lender (a) a Rating Agency Confirmation from each of the Rating Agencies with respect to such Transfer or Permitted Transfer and (b) an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies.

(k)         Notwithstanding anything to the contrary contained herein, Borrower shall pay all reasonable out-of-pocket costs incurred by Lender with respect to any Transfer, including any Permitted Transfer.

5.2.11     Operating Covenants.  Borrower shall not, without the prior consent of Lender:

(a)         surrender (or permit the surrender of) any Operating Covenant or terminate or cancel (or permit the termination or cancellation of) any Operating Covenant or modify, change, supplement, alter or amend (or permit the modification, change, supplement, alteration or amendment of ) any Operating Covenant or release (or permit the release of) any of its rights or remedies under any Operating Covenant, in any respect, either orally or in writing, Borrower hereby, to the extent assignable without obtaining any third party consent, collaterally assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender any Operating Covenant or to terminate, cancel, modify, change, supplement, alter or amend any Operating Covenant, or release any of its rights or remedies under any Operating Covenant in any respect, and any such surrender of any Operating Covenant or termination, cancellation, modification, change, supplement, alteration or amendment of any Operating Covenant or release of rights or remedies under any Operating Covenant without the prior written consent of Lender shall be void and of no force and effect;

(b)         increase or consent to the increase of the amount of any charges payable by Borrower under any Operating Covenant;

(c)         waive or release any of its rights and remedies under, any Operating Covenant in any material respect.

5.2.12     Special Purpose Entity/Separateness.  (a)  Borrower is and shall continue to be a Special Purpose Entity.

(b)         Any assumptions made in any non-consolidation opinion required to be delivered in connection with the Loan Documents subsequent to the Insolvency Opinion (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct in all respects.  Borrower will comply with all of the assumptions made with respect to Borrower in the Insolvency Opinion.  Borrower will comply with all of the assumptions made with respect to Borrower in any Additional Insolvency Opinion.  Each entity other than Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

5.2.13     Embargoed Person; OFAC.  As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Sole Member and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Sole Member or Guarantor, as applicable, with the result that the investment in Borrower, Sole Member or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Sole Member or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sole Member or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.  Neither Borrower, Sole Member nor Guarantor is (or will be) a Person with whom Lender is restricted from doing business under OFAC regulations (including those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 #13224 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such Persons.  In addition, to help the US Government fight the funding of terrorism and money laundering activities, The USA Patriot Act (and the regulations thereunder) requires the Lender to obtain, verify and record information that identifies its customers.  Borrower shall provide the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with The USA Patriot Act and any other applicable Legal Requirements concerning money laundering and similar activities.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1            Insurance.(1)

(a)         Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)            comprehensive “All Risk” or “Special Form” insurance on the Improvements and the Personal Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations) with no depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions, or confirmation that co-insurance does not apply; and (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) for all such insurance coverage.  In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently, or at any time in the future, located in a Federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the Outstanding Principal Balance or such other amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, and (z)  windstorm insurance in amounts and in form and substance satisfactory to Lender in the event such windstorm coverage is excluded under the Special Form Coverage, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive “All Risk” or “Special Form” insurance policy required under this subsection (i);

(ii)           commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverage against claims for personal

(1)  INSURANCE PROVISIONS SUBJECT TO REVIEW AND COMMENT BY CCRE’S INSURANCE CONSULTANT

injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) blanket contractual liability for all insured contracts; and (4) contractual liability covering the indemnities contained in Article VIII of the Security Instrument to the extent the same is available;

(iii)          rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) for loss of Rents in an amount equal to one hundred percent (100%) of the projected Gross Income from Operations for a period of eighteen (18) months. The period of indemnification shall include the initial period of restoration, the period of time required to rebuild the Property following a casualty, and a six (6) month  extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or until the limit for such coverage as required above is exhausted, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of Rents or business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of income to be derived from the Property for the succeeding eighteen (18) month period.  Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the Debt, or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Debt, except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage forms do not otherwise apply, (A) owner’s and contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provision, or confirmation that co-insurance does not apply;

(v)           worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;

(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)         if Borrower ever has any direct employees or owns any motor vehicles, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of not less than One Million and No/100 Dollars ($1,000,000.00);

(viii)        umbrella or excess liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above so long as there is a $25,000,000 policy cap on the underlying general liability policy. Lender reserves the right to re-evaluate the umbrella liability policy and the underlying general liability policy upon renewal of each policy term and adjust the umbrella and/or general liability insurance requirements should the coverage limits ever decrease or the number of properties insured on the program ever increase beyond the approximately 160 locations insured on the policy on the Closing Date. Lender’s approval of future liability insurance policy limits will not be unreasonably withheld.  Should the Property ever be insured on its own general liability policy or insured on a general liability policy with a per location aggregate and no aggregate policy cap, the umbrella liability insurance requirement reduces to Fifteen Million Dollars ($15,000,000);

(ix)          if the Property or any part thereof is or becomes a legal “non-conforming” use or structure, ordinance or law coverage to compensate for the value of the undamaged portion of the Improvements the cost of demolition and increased cost of construction in amounts as requested by Lender;

(x)           the commercial property, business income, general liability and umbrella or excess liability insurance required under Sections 6.1(a)(i), (ii), (iii) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii), (iii) and (viii) above at all times during the term of the Loan so long as Lender determines that either (I) prudent owners of real estate comparable to the Property are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance; and

(xi)          upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b)         All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P, or “A- X” by AM Best’s, or “A3” by Moodys.  Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal or successor Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.  Within ten (10) days of request by Lender, Borrower shall deliver to Lender carrier-certified copies of all Policies, provided the Policies are available.

(c)         Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d)         All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender (and its successors and assigns) as mortgagee, Loss Payee and Additional Insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)         All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:  (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned; (ii) the Policies on which Lender has mortgagee status shall not be canceled without at least thirty (30) days’ notice to Lender; and (iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)          If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 6.2            Casualty.  If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall (a) give prompt notice of such damage to Lender, and (b) promptly commence and diligently prosecute (or in accordance with an Anchor Lease cause the applicable Anchor Tenant to promptly commence and diligently prosecute) the completion of Restoration so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4.  Borrower shall pay (or in accordance with the applicable Anchor Lease cause the applicable Anchor Tenant to pay) all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.  In addition, Lender may, subject to the terms of each Anchor Lease (to the extent applicable), participate in (and have approval rights over) any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing Restoration are equal to or greater than Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3            Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding in respect of Condemnation, and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Subject to the terms of each Anchor Lease (to the extent applicable), Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Obligations.  Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If the Property or any portion thereof is taken by a Governmental Authority, Borrower shall, subject to the terms of each Anchor Lease (to the extent applicable), promptly commence and diligently prosecute, or shall cause to be promptly commenced and diligently prosecuted, Restoration and otherwise comply with the provisions of Section 6.4.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.  Notwithstanding the foregoing provisions of this Section 6.3, and Section 6.4 hereof, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument in connection with a Condemnation (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan to Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and which shall exclude the value of personal property or going concern value, if any), the outstanding principal balance of the Loan must be paid down by the least of the following amounts (regardless of whether Borrower or Lender actually receive or are entitled to receive any Condemnation Proceeds):  (i) the net Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan to Value Ratio (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Security Instrument.

Section 6.4            Restoration.  Subject to the terms of each Anchor Lease (to the extent applicable), the following provisions shall apply in connection with any Restoration:

(a)         If the Net Proceeds shall be less than Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) and the costs of completing Restoration shall be less than Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence Restoration in accordance with the terms of this Agreement.

(b)         If the Net Proceeds are equal to or greater than Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), but less than twenty percent of the original principal balance of the Loan or the costs of completing Restoration is equal to or greater than Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), but less than twenty percent of the original principal balance of the Loan, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for Restoration in accordance with the provisions of this Section 6.4.  The term “Net Proceeds” for purposes of this Section 6.4 shall mean:  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)            The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its sole discretion that the following conditions are met:

(A)          no Default shall have occurred and be continuing;

(B)          (1)  in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the  Property has been damaged, destroyed or rendered unusable as a result of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)          Leases demising in the aggregate a percentage amount equal to or greater than ninety percent (90%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower will make all necessary repairs and restorations thereto at its sole cost and expense;

(D)          Borrower shall commence (or cause the applicable Anchor Tenant to commence) Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)           Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F)           Lender shall be satisfied that Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G)          the and the use thereof after Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)          Restoration shall be done and completed or caused to be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)            such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(J)            the Debt Service Coverage Ratio for the Property, after giving effect to Restoration, shall be equal to or greater than 1.4 to 1.0;

(K)          the Loan to Value Ratio after giving effect to Restoration, shall be equal to or less than fifty-eight percent (58%);

(L)           Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing Restoration, which budget shall be acceptable to Lender; and

(M)         the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of Restoration.

(ii)           The Net Proceeds shall be paid directly to Lender for deposit in an interest-bearing account (the “Net Proceeds Account”) and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company.

(iii)          All plans and specifications required in connection with Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with Restoration.  The identity of the contractors, subcontractors and materialmen engaged in Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)          In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of Restoration, as certified by the Casualty Consultant, minus the Retention Amount.  The term “Retention Amount” shall mean, as to each contractor, subcontractor or materialman engaged in Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of Restoration, as certified by the Casualty Consultant, until Restoration has been completed.  The Retention Amount shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in Restoration.  The Retention Amount shall not be released until the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of Restoration have been paid in full or will be paid in full out of the Retention Amount; provided, however, that Lender will release the portion of the Retention Amount being held with respect to any contractor, subcontractor or materialman engaged in Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Retention Amount shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii)         The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c)         If Net Proceeds are (i) equal to or greater than twenty percent (20%) of the original principal amount of the Loan, (ii) not required to be made available for Restoration (due to Borrower’s inability to satisfy the conditions set forth in Section 6.4(b)(i) or otherwise), or (iii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii), then in any such event all Net Proceeds may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward reduction of the Outstanding Principal Balance whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, in the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its sole discretion.  No prepayment charge shall be payable by Borrower by reason of a Casualty or Condemnation.

(d)         In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII

RESERVE FUNDS

Section 7.1            Required Repair Funds.

7.1.1       Deposits.  Borrower shall perform (or cause the performance of) the repairs at the Property as more particularly set forth on Schedule II hereto (such repairs hereinafter collectively referred to as “Required Repairs”).  Borrower shall complete (or cause the completion of) the Required Repairs on or before the required deadline for each repair as set forth on Schedule II hereto, provided, however, if Borrower has promptly commenced such Required Repairs at the Property but the same cannot be reasonably completed by the required deadline as set forth on Schedule II and Borrower is diligently and expeditiously proceeding to cause the completion of the Required Repairs, the required deadline as set forth on Schedule II shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to complete such Required Repairs, such additional period not to exceed one hundred eighty (180) days.  If (a) Borrower does not complete (or cause the completion of) the Required Repairs by the required deadline for each repair as set forth on Schedule II (as the same may be extended in accordance with the foregoing sentence), or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof by the required deadline for each repair as set forth on Schedule II hereto, then Borrower shall deposit with Lender the Required Repairs Amount for payment of the cost of the Required Repairs.  Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward reduction of the Outstanding Principal Balance in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.  Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5 hereof.  Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

7.1.2       Release of Required Repair Funds.  (a)  To the extent deposited and available, Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement:  (i) Borrower shall submit a written request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request specifies the Required Repairs to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officer’s Certificate (A) stating that all

Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (iv) if such disbursement is the final disbursement of Required Repair Funds, Lender shall, at Lender’s option, have received a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

(b)         Nothing in this Section 7.1.2 shall (i) make Lender responsible for performing or completing any Required Repairs; (ii) require Lender to expend funds in addition to the Required Repairs Funds to complete any Required Repairs; (iii) obligate Lender to proceed with any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Required Repairs.

(c)         Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenant under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.1.2(c).

(d)         If a disbursement will exceed $350,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Required Repairs Funds in order to verify completion of the Required Repairs for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Required Repairs Funds.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

7.1.3       Balance in Required Repair Account.  The insufficiency of any balance in the Required Repair Account shall not relieve Borrower from its obligation to perform the

Required Repairs in a good and workmanlike manner and in accordance with all Legal Requirements..

Section 7.2            Tax and Insurance Escrow.

7.2.1       Tax and Insurance Escrow Funds.  Subject to Section 7.2.3 hereof, Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the foregoing amounts so deposited with Lender are hereinafter called the “Tax and Insurance Escrow Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Tax and Insurance Escrow Account”).

7.2.2       Disbursements from Tax and Insurance Escrow Funds.  Provided no Default or Event of Default has occurred and is continuing, Lender will apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument.  In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Funds.  Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrower.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the due dates thereof, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

7.2.3       Temporary Suspension of Deposits to Tax and Insurance Escrow Account.

(a)         Notwithstanding anything contained herein or in any other Loan Document to the contrary, and without limiting Borrower’s obligations to pay or cause to be paid all Taxes pursuant to Section 5.1.2 hereof, Lender hereby suspends the requirement for Borrower to make the required monthly deposits into the Tax and Insurance Escrow Account for Taxes so long as (i) no Event of Default has occurred and is continuing and (ii) Borrower delivers to Lender evidence reasonably satisfactory to Lender that all Taxes have been paid to the appropriate public office within ten (10) days after the date such Taxes shall become due and prior to the date such taxes become delinquent.  Upon the failure of either of the preceding clauses (i) or (ii) to remain true, the requirement for Borrower to make the required monthly deposits into the Tax and Insurance Escrow Account for Taxes may, at Lender’s option, be reinstated and Borrower will be required to make such monthly deposits commencing on the next Monthly Payment Date to occur.

(b)         Notwithstanding anything contained herein or in any other Loan Document to the contrary, and without limiting Borrower’s obligations to pay or cause to be paid all Insurance Premiums pursuant to Section 6.1 hereof, Lender hereby suspends the requirement for Borrower to make the required monthly deposits into the Tax and Insurance Escrow Account for Insurance Premiums so long as (i) no Event of Default has occurred and is continuing and (ii) Borrower delivers to Lender a certificate of insurance of any renewed (or replacement, if applicable) Policy(ies) with respect to the Property.  Upon the occurrence of an Event of Default or failure of any of the preceding clauses (i) or (ii) to remain true, the requirement for Borrower to make the required monthly deposits into the Tax and Insurance Escrow Account for Insurance Premiums may, at Lender’s option, be reinstated and Borrower will be required to make such monthly deposits commencing on the next Monthly Payment Date to occur.  Nothing contained herein shall diminish Lender’s rights (all of which are expressly reserved) arising under Section 6.1 (f) hereof.

7.2.4       Lender’s Right to Pay Taxes.  If at any time Lender is not in receipt of written evidence that all Taxes have been timely paid, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the payment of such delinquent Taxes and all amounts advanced by Lender in connection with such action shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 7.3            Replacements and Replacement Reserve.

7.3.1       Replacement Reserve Funds.  Subject to Section 7.3.4 hereof, Borrower shall pay to Lender on each Payment Date the amount  reasonably estimated by Lender in its sole discretion (the “Replacement Reserve Monthly Deposit”) to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”).  Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.  Lender may reassess its estimate of the amount necessary for the Replacement Reserve Funds from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Account upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to properly maintain and operate the Property.

7.3.2       Disbursements from Replacement Reserve Account.  Lender shall make disbursements from the Replacement Reserve Funds for the cost of Replacements incurred by Borrower upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Replacements to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; and (c) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, and a description thereof, (B) stating that all Replacements to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Replacements to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Replacement Reserve Funds have been used to pay the previously identified Replacements, and (G) stating that all outstanding costs and expenses relating to the Replacements (other than those to be paid from the requested disbursement) have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the Replacements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $65,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) if such disbursement is the final disbursement of Replacement Reserve Funds, Lender shall, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Replacements to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement.  Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $350,000 for which reimbursement is sought.

7.3.3       Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

7.3.4       Temporary Suspension of Deposits to Replacement Reserve Account.

(a)         Notwithstanding anything contained herein or in any other Loan Document to the contrary, and without limiting Borrower’s obligations to pay or cause to be paid the cost of Replacements incurred by Borrower, Lender hereby suspends the requirement for Borrower to make the required monthly deposits into the Replacement Reserve Account for Replacements so long as no Event of Default has occurred and is continuing.  Upon the occurrence of an Event of Default, the requirement for Borrower to make the required monthly deposits into the Replacement Reserve Account for Replacements may, at Lender’s option, be reinstated and Borrower will be required to make such monthly deposits commencing on the next Monthly Payment Date to occur.

Section 7.4                Rollover Reserve.

7.4.1       Deposits to Rollover Reserve Funds.  (a)  Subject to Section 7.4.3 below, Borrower shall pay to Lender on each Payment Date the Rollover Reserve Monthly Deposit, which amounts shall be deposited with and held by Lender for Approved Leasing Expenses incurred following the date hereof.  In addition, Borrower shall pay to Lender for deposit with Lender those additional funds described in Section 7.4.1(b) hereof.  All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.

(b)         In addition to the required Rollover Reserve Monthly Deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Reserve Account and held as Rollover Reserve Funds, which Rollover Reserve Funds shall be held by Lender and disbursed only in accordance with Section 7.4.2 below.  Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt:

(i)            All sums paid by a Tenant with respect to (A) a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, (B) any settlement of claims of Borrower against third parties in connection with any Lease; (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions), and (D) any sum received from any tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any tenant or former tenant (to the extent not being paid for use and occupancy or holdover rent); and

(ii)           Any other extraordinary event pursuant to which Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of the Property not otherwise covered by this Agreement or the Cash Management Agreement.

7.4.2       Withdrawal of Rollover Reserve Funds.  Lender shall make disbursements from the Rollover Reserve Funds for Approved Leasing Expenses incurred by Borrower in connection with Leases entered into in accordance with the terms hereof upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Approved Leasing Expense to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; (c) Lender shall have reviewed and approved the Lease giving rise to the Approved Leasing Expense to be paid; and (d) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (B) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement or the broker entitled to the leasing commissions, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Approved Leasing Expenses to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Rollover Reserve Funds have been used to pay the previously identified Approved Leasing Expenses, and (G) stating that all outstanding costs and expenses relating to the applicable Lease for which such disbursement is requested (other than those to be paid from the requested disbursement) have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $65,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) if such disbursement is the final disbursement of Rollover Reserve Funds with respect to a particular Tenant, Lender shall, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement.  Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $350,000 for which reimbursement is sought.

7.4.3       Temporary Suspension of Deposits to Rollover Reserve Account.

Notwithstanding anything contained herein or in any other Loan Document to the contrary, and without limiting Borrower’s obligations to pay or cause to be paid all expenses associated with the leasing of the Property, including Approved Leasing Expenses, Lender hereby suspends the requirement for Borrower to make the required Rollover Reserve Monthly Deposits into the Rollover Reserve Account so long as (i) no Event of Default has occurred and is continuing, (ii) the Occupancy Rate of the Property, on an aggregate basis, is at least eighty-five percent (85%), and (iii) the Debt Service Coverage Ratio is at least 1.9:1.0.  Upon the failure of any of the preceding clauses (i) through (iii) to remain true, the requirement for Borrower to make the Rollover Reserve Monthly Deposits into the Rollover Reserve Account may, at Lender’s option, be reinstated and Borrower will be required to make such Rollover Reserve Monthly Deposits commencing on the next Monthly Payment Date to occur until such time as all three (3) conditions are again true; provided, however, if Rollover Reserve Monthly Deposits are required to be made to the Rollover Reserve Account as a result of either clause (ii) or clause (iii) failing to remain true, then if the Debt Yield is at least nine percent (9.0%) for two consecutive calendar quarters (x) Borrower’s obligation to make Rollover Reserve Monthly Deposits into the Rollover Reserve Account shall cease and (y) so long as no Cash Trap Period, Anchor Tenant Cash Trap Period or Event of Default shall then be continuing, all Rollover Reserve Funds then on deposit in the Rollover Reserve Account shall be released to Borrower promptly upon Borrower’s request.

Section 7.5            Excess Cash Reserve Funds.

7.5.1       Deposits to Excess Cash Reserve Account.  Upon the occurrence and during the continuance of a Cash Trap Period, all Excess Cash shall be collected by Lender and all such amounts shall be held by Lender as additional security for the Loan (amounts so held shall be hereinafter referred to as the “Excess Cash Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Reserve Account”).

7.5.2       Disbursements from Excess Cash Reserve Account.

(a)         At Lender’s election and upon Borrower’s request, during the continuance of a Cash Trap Period existing as a result of a Significant Tenant Bankruptcy Event or if a Significant Tenant Goes Dark, Lender may, or may direct Servicer to, disburse Excess Cash Flow Funds to Borrower out of the Excess Cash Flow Account in accordance with such conditions as Lender may determined, including, without limitation, that (a) any such disbursement is for an Approved Leasing Expense incurred by Borrower in connection with a Significant Lease Replacement Event, (b) Lender shall have reviewed and approved such Significant Lease Replacement Lease, and (c) Borrower shall have satisfied each of the disbursement conditions with respect to each such disbursement as if such Excess Cash Reserve Funds were Rollover Reserve Funds being disbursed from the Rollover Reserve Account under Section 7.4.2.  In no event shall Lender be required to disburse Excess Cash Flow Funds more frequently than once in any calendar month, and no disbursement of Excess Cash Flow Funds shall be in an amount less than $25,000 (or a lesser amount if (A) the total amount of Excess Cash Flow Funds is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made, or (B) if the amount needed to pay for a specific Approved Leasing Expense is less than $25,000).

(b)         At such time as all Cash Trap Periods (it being understood and agreed that more than one Cash Trap Period may occur at one time) shall end, any funds held in the Excess Cash Reserve Account shall be returned to Borrower.

Section 7.6            Major Tenant Rollover Reserve.

7.6.1       Deposits to Major Tenant Rollover Reserve Funds.  (a) Commencing on the first Payment Date occurring after the commencement of a Major Tenant Rollover Reserve Event (it being acknowledged that there may be more than one Major Tenant Rollover Reserve Event at any one time), and with respect to each Payment Date thereafter until the earlier of the date on which (i) a Major Lease Renewal Event has occurred, (ii) the amount of Major Tenant Rollover Reserve Funds on deposit in the Major Tenant Rollover Reserve Account is equal to the product of (A) the square footage of the spaced demised under each Major Lease for which a Major Tenant Rollover Reserve Event has occurred multiplied by (B) $10, or (iii) a Major Lease Replacement Event has occurred, Borrower shall pay to Lender an amount equal to the Major Tenant Rollover Reserve Monthly Deposit which shall be deposited with and held by Lender for Approved Leasing Expenses incurred in connection with a Major Lease Renewal Event or a Major Lease Replacement Event.  All such amounts so deposited shall hereinafter be referred to as the “Major Tenant Rollover Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Major Tenant Rollover Reserve Account”.

7.6.2       Withdrawal of Major Tenant Rollover Reserve Funds.  Lender shall make disbursements from the Major Tenant Rollover Reserve Funds for Approved Leasing Expenses incurred by Borrower in connection with a Major Lease Renewal Event or a Major Lease Replacement Event entered into in accordance with the terms hereof upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Approved Leasing Expense to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; (c) Lender shall have reviewed and approved the Lease giving rise to the Approved Leasing Expense to be paid; and (d) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (B) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement or the broker entitled to the leasing commissions, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Approved Leasing Expenses to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Major Tenant Rollover Reserve Funds have been used to pay the previously identified Approved Leasing Expenses, and (G) stating that all outstanding costs and expenses relating to the applicable a Major Lease Renewal Event or a Major Lease Replacement Event which is the subject of such request (other than those to be paid from the requested disbursement) have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $65,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) if such disbursement is the final disbursement of Major Tenant Rollover Reserve Funds with respect to a particular Major Lease, Lender shall, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement.  Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $350,000 for which reimbursement is sought.  So long as no Event of Default, no Cash Trap Period and no Anchor Tenant Cash Trap Period are then continuing, at such time as all Approved Leasing Expenses incurred by Borrower in connection with all Major Lease Renewal Events and Major Lease Replacement Events have been paid in full in accordance with the terms hereof and no further Approved Leasing Expenses with respect to Major Lease Renewal Events or Major Lease Replacement Events are anticipated to be incurred by Borrower as a result of a Major Tenant Rollover Reserve Event, any Major Tenant Rollover Reserve Funds held in the Major Tenant Rollover Reserve Account shall be returned to Borrower.

Section 7.7            Anchor Tenant Rollover Reserve.

7.7.1       Deposits to Anchor Tenant Rollover Reserve Funds.  (a) Commencing on the Anchor Tenant Rollover Reserve Commencement Date, and with respect to each Payment Date thereafter until an Anchor Lease Renewal Event or an Anchor Lease Replacement Event has occurred with respect to all of the Anchor Lease Space, Borrower shall pay to Lender an amount equal to the Anchor Tenant Rollover Reserve Monthly Deposit which shall be deposited with and held by Lender for Approved Leasing Expenses incurred in connection with an Anchor Lease Renewal Event or an Anchor Lease Replacement Event.  In addition, upon the occurrence of an Anchor Tenant Rollover Cash Trap Event, so long as no Event of Default shall have occurred and be continuing, all Excess Cash Flow shall be deposited with and held by Lender for Approved Leasing Expenses incurred in connection with an Anchor Lease Renewal Event or an Anchor Lease Replacement Event until an Anchor Lease Renewal Event or an Anchor Lease Replacement Event has occurred with respect to all of the Anchor Lease Space.  All such amounts so deposited shall hereinafter be referred to as the “Anchor Tenant Rollover Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Anchor Tenant Rollover Reserve Account”.

7.7.2       Withdrawal of Anchor Tenant Rollover Reserve Funds.  Lender shall make disbursements from the Anchor Tenant Rollover Reserve Funds for Approved Leasing Expenses incurred by Borrower in connection with an Anchor Lease Renewal Event or an Anchor Lease Replacement Event entered into in accordance with the terms hereof upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Approved Leasing Expense to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; (c) Lender shall have reviewed and approved the Lease giving rise to the Approved Leasing Expense to be paid; and (d) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (B) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement or the broker entitled to the leasing commissions, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Approved Leasing Expenses to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Anchor Tenant Rollover Reserve Funds have been used to pay the previously identified Approved Leasing Expenses, and (G) stating that all outstanding costs and expenses relating to the applicable Anchor Lease Renewal Event or an Anchor Lease Replacement Event which is the subject of such request (other than those to be paid from the requested disbursement) have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $65,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) if such disbursement is the final disbursement of Anchor Tenant Rollover Reserve Funds with respect to an Anchor Lease, Lender shall, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement.  Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $350,000 for which reimbursement is sought.  So long as no Event of Default, no Cash Trap Period and no Anchor Tenant Cash Trap Period are then continuing, at such time as all Approved Leasing Expenses incurred by Borrower in connection with all Anchor Lease Renewal Events and Anchor Lease Replacement Events have been paid in full in accordance with the terms hereof and no further Approved Leasing Expenses with respect to Anchor Lease Renewal Events or Anchor Lease Replacement Events are anticipated to be incurred by Borrower as a result of an Anchor Tenant Rollover Reserve Event, any Anchor Tenant Rollover Reserve Funds held in the Anchor Tenant Rollover Reserve Account shall be returned to Borrower.

Section 7.8            Reserve Funds, Generally.

(a)         Borrower (i) hereby grants to Lender a first priority security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment and performance of the Obligations and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Reserve Funds, including, without limitation, filing or authorizing Lender to file UCC-1 financing statements and continuations thereof.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Obligations.

(b)         Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Outstanding Principal Balance in any order in its sole discretion.

(c)         Borrower shall not, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(d)         The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.  No earnings or interest on the Reserve Funds shall be payable to Borrower. Neither Lender nor any Servicer that at any time holds or maintains the Reserve Funds shall have any obligation to keep or maintain such Reserve Funds or any funds deposited therein in interest bearing accounts. If Lender or any Servicer elects in its sole and absolute discretion to keep or maintain any Reserve Fund or any funds deposited therein in an interest bearing account, (i) such funds shall not be invested except in Permitted Investments, and (ii) all interest earned or accrued thereon shall be for the account of and be retained by Lender or any Servicer.  Lender shall not be responsible and shall have no liability whatsoever for the rate of return earned or losses incurred on the investment of any Reserve Funds in Permitted Investments.

(e)         Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established.  Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.9                TI Reserve.

7.9.1           Deposit to TI Reserve Account.  (a)  Borrower shall pay to Lender on the Closing Date the TI Reserve Deposit, which amount shall be deposited with and held by Lender for the purposes set forth herein.  All such amounts so deposited shall hereinafter be referred to as the “TI Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “TI Reserve Account”.

7.9.2           Withdrawal of TI Reserve Funds.  Lender shall make a single disbursement from the TI Reserve Account for each Tenant listed on Schedule VI annexed hereto and made a part hereof of the TI Reserve Funds in the amount listed adjacent to such Tenant’s name promptly upon satisfaction of the following conditions: (a) Borrower shall submit to Lender a written request for payment at least five (5) Business Days prior to the date on which Borrower requests such payment to be made, which request shall specify the amount being requested to be disbursed, the applicable Tenant(s) to paid (or evidence that such Tenant(s) has been paid) and shall be accompanied by a copy of the applicable Lease provisions with respect to the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (c) Lender shall have received an Officer’s Certificate from Borrower stating that (i) the Tenant for which a disbursement is being requested has satisfied the conditions contained in such Tenant’s Lease (or that Borrower has waived such conditions) with respect to the tenant improvement or tenant construction allowance that is the subject of such requested disbursement and such Tenant is entitled to the receipt of such tenant improvement or tenant construction allowance contemplated by the terms of the applicable Lease (the “TI Allowance”) and (ii) the applicable TI Allowance has been paid in full or will be paid in full upon such disbursement.

ARTICLE VIII

DEFAULTS

Section 8.1            Event of Default.

(a)         Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)            if any portion of the Debt is not paid when due (including, without limitation, the failure of Borrower to repay the entire outstanding principal balance of the Note in full on the Maturity Date) or any other amount under Section 2.7.2(b)(i) through (viii) is not paid in full on each Payment Date (unless during any Cash Management Period, sufficient funds are available in the relevant Subaccount on the applicable date);

(ii)           if any of the Taxes or Other Charges are not paid when the same are due and payable (unless Lender is paying such Taxes pursuant to Section 7.2), subject to the provisions of Section 2.7.3 and Section 5.1.2 hereof;

(iii)          if the Policies are not kept in full force and effect, or if copies of the certificates evidencing the Policies are not delivered to Lender within thirty (30) days after written request therefor, which period may be extended upon request of Borrower, provided Borrower is diligently pursuing such certificates, such additional period not to exceed ninety (90) days;

(iv)          if Borrower Transfers or otherwise encumbers any portion of the Property or the Collateral in violation of the provisions of this Agreement, or Article 6 of the Security Instrument or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

(v)           if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or knowingly misleading in any material respect as of the date the representation or warranty was made or deemed remade;

(vi)          if Borrower, Principal or Guarantor shall (i) make an assignment for the benefit of creditors or (ii) generally not be paying its debts as they become due;

(vii)         if a receiver, liquidator or trustee shall be appointed for Borrower or Principal, or if Borrower or Principal shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to Federal bankruptcy law, or any similar Federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Principal, or if any proceeding for the dissolution or liquidation of Borrower or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Principal, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)        if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to Federal bankruptcy law, or any similar Federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(ix)          if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)           if Borrower breaches any representation, warranty or covenant contained in Section 4.1.30 or any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 5.1.11 hereof;

(xi)          with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii)         if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect unless such matter is cured in a timely manner;

(xiii)        if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) and Borrower fails to comply with Section 5.1.22 hereof;

(xiv)        if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) Business Days after written notice to Borrower from Lender;

(xv)         if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or

(xvi)        if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt in accordance with the Loan Documents.

(b)         Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.1.2       Remedies.  (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, Borrower agrees that if an Event of Default is continuing, all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full.

(b)         With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt.

(c)         Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)         Except as otherwise required by applicable law, any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e)         If an Event of Default exists, Lender may (directly or by its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives), but without any obligation to do so and without notice to Borrower and without releasing Borrower from any obligation hereunder, cure the Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof.  Subject to rights of Tenants under Leases, Lender (and its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives) are authorized to enter upon the Property to cure such Event of Default, and Lender is authorized to appear in, defend, or bring any action or proceeding reasonably necessary to maintain, secure or otherwise protect the Property or the priority of the Lien granted by the Security Instrument.

(f)          Lender may appear in and defend any action or proceeding brought with respect to the Property and may bring any action or proceeding, in the name and on behalf of Borrower, which Lender, in its sole discretion, decides should be brought to protect its interest in the Property.  Lender shall, at its option, be subrogated to the Lien of any mortgage or other security instrument discharged in whole or in part by the Obligations, and any such subrogation rights shall constitute additional security for the payment of the Obligations.

(g)         As used in this Section 8.1.2, a “foreclosure” shall include, without limitation, a power of sale.

8.1.3       Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX

SPECIAL PROVISIONS

Section 9.1            Transfer of Loan.  Lender may, at any time, sell, transfer or assign this Agreement, the Note, the Security Instrument and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (such sales, participation, offering and/or placement, collectively, a “Securitization”).  Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such participations or Securities (collectively, the “Investor”) or any Rating Agency rating such Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Loan or to Borrower, any Guarantor or the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable, including, without limitation, financial statements relating to Borrower, Guarantor, the Property and any Tenant at the Property.  Borrower irrevocably waives any and all rights it may have under law or in equity to prohibit such disclosure, including but not limited to any right of privacy.

Section 9.2            Cooperation.  Borrower and Guarantor agree to cooperate with Lender (and agree to cause their respective officers and representatives to cooperate) in connection with any transfer made or any Securities created pursuant to this Article IX, including, without limitation, the taking, or refraining from taking, of such action as may be necessary to satisfy all of the conditions of any Investor, the delivery of an estoppel certificate required in accordance with Section 5.1.15 hereof and such other documents as may be reasonably requested by Lender, and the execution of amendments to this Agreement, the Note, the Security Instrument and other Loan Documents and Borrower’s organizational documents as reasonably requested by Lender; provided that the reasonable costs incurred for such cooperation shall be paid by Lender and no changes to the Loan Documents shall be required which will have a material adverse economic impact on Borrower or Guarantor. Borrower shall also furnish and Borrower and Guarantor consent to Lender furnishing to such Investors or prospective Investors or any Rating Agency any and all information concerning the Property, the Leases, the financial condition of Borrower and Guarantor as may be requested by Lender, any Investor, any prospective Investor or any Rating Agency in connection with any sale, transfer or participations or Securities and Borrower (i) shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which any such Indemnified Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Disclosure Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Disclosure Document or necessary in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) agrees to reimburse the Indemnified Parties for any reasonable legal or other expenses reasonably incurred by each of them in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under this Section 9.2 only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have and shall survive the termination of the Security Instrument and the satisfaction and discharge of the Debt.

Section 9.3            Servicer.  At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer.  Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement, or for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer.  Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Property (including, without limitation, on account of Basic Carrying Costs), (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer which may be due and payable under the Servicing Agreement (whether on a periodic or a continuing basis) as a result of an Event of Default under the Loan, the Loan becoming specially serviced, the commencement or continuance of any enforcement action of any kind with respect to the Loan or any of the Loan Documents, a refinancing or a restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents, or any Bankruptcy Action involving Borrower, Principal, Key Principal, Guarantor or any of their respective principals or Affiliates, (c) all costs and expenses of any Property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (d) all costs and expenses relating to or arising from any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.

Section 9.4            Restructuring of Loan.

(a)         Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes), to re-allocate principal among component notes and/or senior and junior notes and/or to create participation interests in the Loan, which restructuring may include the restructuring of a portion of the Loan to one or more of the foregoing or to one or more mezzanine loans (the “New Mezzanine Loan”) to the direct or indirect owners of the equity interests in Borrower, secured by a pledge of such interests, the establishment of different interest rates and debt service payments for the Loan, and the New Mezzanine Loan and the payment of the Loan, and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided that (i) the total principal amounts of the Loan (including any component notes), and the New Mezzanine Loan shall equal the total principal amount of the Loan immediately prior to the restructuring, (ii) except in the case of the occurrence of an Event of Default or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a Casualty or Condemnation that results in the payment of principal under the Loan and/or the New Mezzanine Loan, the weighted average interest rate of the Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the Interest Rate, and (iii) except in the case of the occurrence of an Event of Default and/or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a Casualty or Condemnation that results in the payment of principal under the Loan and/or the New Mezzanine Loan, the aggregate debt service payments on the Loan and the New Mezzanine Loan shall equal the aggregate debt service payments which would have been payable under the Loan had the restructuring not occurred.

(b)         Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Note, the Loan and/or to create a New Mezzanine Loan, if applicable, and shall, upon ten (10) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (i) execute and deliver such documents, including, without limitation, in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (ii) cause Borrower’s counsel to deliver such legal opinions, and (iii) create such a bankruptcy remote borrower under the New Mezzanine Loan as, in each of the cases of clauses (i), (ii) and (iii) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Security Instrument and the other Loan Documents if requested; provided, however, but subject to Section 9.4(a)(iii) hereof, any such amendments required by Lender shall not result in any economic or other material adverse change in the transaction contemplated by this Agreement or the other Loan Documents.

(c)         Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, Borrower shall not be obligated to pay any costs or expenses incurred in connection with any such restructuring as set forth in this Section 9.4.

(d)         In the event Borrower fails to execute and deliver such documents described in this Section 9.4 to Lender within ten (10) Business Days following such written notice by Lender, and Lender sends a second notice to Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof, if Borrower fails to execute and deliver such documents within ten (10) Business Days of receipt of such second notice.  It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.4 after the expiration of ten (10) Business Days after the second notice thereof.

ARTICLE X

MISCELLANEOUS

Section 10.1          Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2          Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3          Governing Law.

(a)         THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT Corporation System
111 Eight Avenue
New York, New York 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH

SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.4          Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5          Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6          Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Cantor Commercial Real Estate Lending, L.P.
110 East 59th Street, 6th Floor
New York, New York 10022
Attention: Jill Weinstein / Don Haber
Facsimile No.: (212) 610-3623

with a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, New York 10166

Attention: Corey A. Tessler, Esq.
Facsimile No.: (212) 294-4700

with a copy to:	Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin, Suite 300
Overland Park, KS 66210
Attention: President
Facsimile No.: (913) 253-9733

If to Borrower:	Inland Diversified Las Vegas Centennial Center, L.L.C.
c/o Inland Diversified Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: President
Facsimile No.: (630) 218- 2513

With a copy to:	The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert Baum, Esq.
Facsimile No.: (630) 218-4900 and (630) 571-2360

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.  Any failure to deliver a notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a notice, shall be deemed to have been given when delivery was attempted.  Any notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel.  Additionally, any notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer.

Section 10.7          Trial by Jury.  BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8          Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9          Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10       Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or Federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11       Waiver of Notice.  Borrower hereby expressly waives, and shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12       Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Further, it is agreed Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within thirty (30) days after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.  Failure to give such notice shall constitute a waiver of such claim.

Section 10.13       Expenses; Indemnity.  (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) intentionally omitted; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer prior to or after a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar and reasonable and customary fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.3; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or the Cash Management Account, as applicable.

(b)           Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (the liabilities, losses, costs, expenses and other matters described in this subparagraph (b), collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to an Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)           Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d)           Borrower shall indemnify, defend and hold harmless each Indemnified Party against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) to which each such Indemnified Party may become subject (i) in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities and (ii) insofar as the liabilities, losses, damages, actions costs and expenses so incurred arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower or Guarantor to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14       Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15       Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16       No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17       Publicity.  All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender unless such news release is limited to the identity of the Property, the identity of the Lender and the original principal amount of the Loan.

Section 10.18       Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19       Waiver of Counterclaim.  To the fullest extent permitted by law, Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20       Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21       Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Grubb & Ellis Company.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22       Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Loan Application and Term Sheet, dated October 2, 2012, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23       Cumulative Rights.  All of the rights of Lender under this Agreement hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole judgment.

Section 10.24       Counterparts.  This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Agreement is sought.

Section 10.25       Time is of the Essence.  Time is of the essence of each provision of this Agreement and the other Loan Documents.

Section 10.26       Consent of Holder.  Wherever this Agreement refers to Lender’s consent or discretion or other rights, such references to Lender shall be deemed to refer to any holder of the Loan.  The holder of the Loan may from time to time appoint a trustee or Servicer, and Borrower shall be entitled to rely upon written instructions executed by a purported officer of the holder of the Loan as to the extent of authority delegated to any such trustee or Servicer from time to time and determinations made by such trustee or Servicer to the extent identified a within the delegated authority of such trustee or Servicer, unless and until such instructions are superseded by further written instructions from the holder of the Loan.

Section 10.27       Successor Laws.  Any reference in this Agreement to any statute or regulation shall be deemed to include any successor statute or regulation.

Section 10.28       Reliance on Third Parties.  Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors.  In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement.

[THE REMAINDER OF THE PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:	INLAND DIVERSIFIED LAS VEGAS CENTENNIAL CENTER, L.L.C., a Delaware limited liability company

	By:	Inland Territory, L.L.C.,
a Delaware limited liability company, its sole member

		By:	Inland Territory Member, L.L.C.,
a Delaware limited liability company,
its managing member

			By:	Inland Diversified Real Estate Trust, Inc.,
a Maryland corporation, its sole member

				By:	/s/ Marcia L. Grant
Name: Marcia L. Grant
Title: Assistant Secretary

LENDER:	CANTOR COMMERCIAL REAL ESTATE LENDING, L.P., a Delaware limited partnership

	By:	/s/ Jill Weinstein
Name: Jill Weinstein
Title: Secretary

[Signature Page – Loan Agreement – Centennial Center]

SCHEDULE I

[RENT ROLL]

SCHEDULE II

[REQUIRED REPAIRS/DEADLINES FOR COMPLETION]

Item #	Item Description	Estimated Cost (100%)	Deadline for Completion
1	Seal asphalt pavement cracks and surface deterioration throughout the site. Deficiencies were observed at the general drive aisles and parking stalls near Buildings 12 and 29. Surface deterioration was noted near Building 5B.	$22,500	180 days after the Closing Date

2	Repair cracks at concrete gutters. It was noted that paved areas bordered by cast-in-place concrete curbing, some of which have integral gutters. Cracking was regularly noted at the concrete gutters.	$3,000	180 days after the Closing Date

3	Repair walkway cracks, trip hazards and gaps near Building 9.	$10,000	180 days after the Closing Date

4	Repair concrete manhole covers at rear of Building 28.	$2,500	180 days after the Closing Date

5	Repair landscape irrigation system deficiencies throughout site, which include leaking irrigation heads.	$5,000	180 days after the Closing Date

6	Seal masonry planters throughout site. Planters in front of Buildings 13 and 14 appeared to have cracks.	$5,000	180 days after the Closing Date

7	Repair retaining wall coping at Building 18.	$2,500	180 days after the Closing Date

8	Repair leak at water meter vault for Building 17.	$2,000	180 days after the Closing Date

9	Repair exterior finishes at buildings throughout site. Water damage at EIFS rear corner of Building 19, EIFS cracks at cornice of Office Max Building 19, EIFS cracks at cornice of Office Max.	$40,000	180 days after the Closing Date

10	Repair roofing and flashing at buildings throughout site. Office max and Ross reported active minor roof leaks.	$40,000	180 days after the Closing Date

11	Replace damaged roof ladder at Building 19	$3,000	180 days after the Closing Date

12	Replace missing anchor bolts at roof ladder for Building 1	$2,000	180 days after the Closing Date

13	Confirm the recall status of fire sprinkler heads at buildings with Central Sprinkler Company brand heads noted at Office max.	$0	180 days after the Closing Date

14	Accessibility to Disabled Persons. No distinguishing between pedestrian walkways and vehicular drive lanes.	$20,000	180 days after the Closing Date

SCHEDULE III

[BORROWER ORGANIZATIONAL CHART]

SCHEDULE IV

[DEPOSIT AMOUNTS]

Required Repairs Deposit:	$0.00, unless required under Section 7.1.1, in which case such amount shall be 125% of the estimated cost of the incomplete Required Repairs shown on Schedule II.

Initial Tax Deposit:	Waived

Initial Insurance Premiums Deposit:	Waived

Replacement Reserve Monthly Deposit:	$14,611

Rollover Reserve Monthly Deposit:	$36,478

Major Tenant Rollover Reserve Deposit Amount:	$27,860

Anchor Tenant Rollover Reserve Deposit Amount:	$123,693

TI Reserve Deposit:	$764,938

Underwritten Stabilized Expense Amount:	$2,072,563

SCHEDULE V

OPERATING COVENANTS
(Centennial Center)

1.              Easements with Covenants and Restrictions Affecting Land (“ECR”) by and among Wal-Mart Real Estate Business Trust, Sam’s Real Estate Business Trust, Home Depot U.S.A., Inc. and Centennial Centre, L.L.C., dated July 10, 2000 and recorded on August 11, 2000 in Book 20000811, Instrument No. 01608, of Official Records of Clark County, Nevada.

2.              Declaration of Covenants, Conditions and Restrictions and Reservation of Easements by and among Olympic Nevada, Inc. and Centennial & Rancho Partners I, L.L.C., dated as of April 27, 1999 and recorded on May 5, 1999 in Book 990505, Instrument No. 02289, of Official Records of Clark County, Nevada, and re-recorded on July 7, 1999 in Book 990707, Instrument No. 00845, of Official Records of Clark County, Nevada.

SCHEDULE VI

TI ALLOWANCES

NAME OF TENANT	AMOUNT OF TI ALLOWANCE
PNS Stores, Inc., doing business as Big Lots	$500,000
Party City Corporation	$80,248
GMRI, INC. (Olive Garden)	$33,750
Rue 21, Inc.	$116,050
Starbucks Corporation	$14,890
SinCity Burger Babies LLC	$20,000

Total	$764,938

EXHIBIT “A”

[FORM OF PAYMENT DIRECTION LETTER]

[                      ], 20[    ]

[ADDRESSEE]

[                      ]

[                      ]

[                      ]

Re:                             Payment Direction Letter for [BORROWER]

[PROPERTY NAME]

Dear [                  ]:

[BORROWER] (“Owner”), the owner of the above captioned property (the “Property”), has mortgaged the Property to [LENDER] (together with its successors and assigns, the “Lender”) and has agreed that all rents and other income due for the Property will be paid directly to a bank selected by Lender.  Therefore, from and after the date hereof (until you are otherwise notified as provided below), all rent to be paid by you under the [AGREEMENT/LEASE] between you and Owner (the [“Agreement/Lease”]) should be sent by wire or ACH directly to the following account:

[CLEARING ACCOUNT]

Payment by check or money order should be made directly to the following address:

[LOCKBOX INFORMATION]

These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent (“Servicer”), or pursuant to a joint written instruction from Borrower and Lender or Servicer.  Until you receive written instructions from Lender or Servicer, continue to send all payments due under the [Agreement/Lease] as directed above.  All such payments must be delivered no later than the day on which such amounts are due under the [Agreement/Lease].

If you have any questions concerning this letter, please contact the persons identified for notice purposes in the [Agreement/Lease].  We appreciate your cooperation in this matter.

OWNER:

[ ]

By:
Name:
Title:

EXHIBIT “B”

[FORM OF CASH TRAP GUARANTY]